UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Cal Dive International, Inc.

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CAL DIVE INTERNATIONAL, INC.
2500 CityWest Boulevard
Houston, Texas 77042
Telephone: (713) 361-2600

March 25, 2011

Dear Stockholder:

You are cordially invited to join us at our 2011 Annual Meeting of Stockholders to be held on Tuesday, May 10, 2011 at 9:00 a.m. at the corporate offices of Cal Dive International, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.

The attached Notice of Annual Meeting and Proxy Statement describe the matters proposed by your Board of Directors to be considered and voted upon by our stockholders at the Annual Meeting.

Cal Dive is once again taking advantage of the Securities and Exchange Commission’s Notice and Access proxy rule, which allows companies to furnish proxy materials via the Internet as an alternative to the traditional approach of mailing a printed set to each stockholder.  We believe this approach provides our stockholders with the proxy materials they need while reducing printing and postage costs associated with delivery and reducing the environmental impact of our Annual Meeting.  In accordance with these rules, we have sent a Notice of Internet Availability of Proxy Materials to all stockholders who have not previously elected to receive a printed set of proxy materials.  The Notice contains instructions on how to access our Proxy Statement and Annual Report to Stockholders, as well as how to vote either online, by telephone or in person at the 2011 Annual Meeting.

Your Vote is Important. Whether you own relatively few or a large number of shares of our stock, it is important that your shares be represented and voted at the Annual Meeting.  Please vote your shares by Internet or telephone, or, if you received a printed set of materials by mail, by returning the accompanying proxy card, as soon as possible to ensure that your shares are voted at the Annual Meeting.  Further instructions on how to vote your shares can be found in our Proxy Statement.

Thank you for your support of our company.

Sincerely,

Quinn J. Hébert
Chairman of the Board

CAL DIVE INTERNATIONAL, INC.
NOTICE OF 2011 ANNUAL MEETING
OF STOCKHOLDERS

TO THE STOCKHOLDERS OF CAL DIVE INTERNATIONAL, INC.:

The 2011 Annual Meeting of Stockholders will be held at 9:00 a.m. (CDT) on Tuesday, May 10, 2011 at the corporate offices of Cal Dive International, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042, to consider the following matters:

1.	To elect two Class II Directors, each to serve a three-year term expiring at our 2014 annual meeting;

2.	To hold an advisory vote to approve the compensation of our Named Executive Officers;

3.	To hold an advisory vote on the frequency of an advisory vote on the compensation of our Named Executive Officers;

4.	To ratify our Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011; and

5.	To transact such other business as may properly be considered at the Annual Meeting or any adjournment thereof.

If you were a stockholder as of the close of business on March 11, 2011, you are entitled to vote at the Annual Meeting and at any adjournment thereof.

This year, as we did last year, instead of mailing a printed copy of our proxy materials, including our Annual Report, to each stockholder of record, we have decided to provide access to these materials via the Internet.  This reduces the amount of paper necessary to produce these materials, as well as the costs associated with printing and mailing these materials to all stockholders.  Accordingly, on March 25, 2011, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record as of March 11, 2011, and posted our proxy materials on our website as described in the Notice.  As more fully described in the Notice, all stockholders may choose to access our proxy materials on our website or may request a printed set of our proxy materials.  In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

If you received a printed copy of the materials, we have enclosed a copy of our 2010 Annual Report to Stockholders with this notice and proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS,

Lisa M. Buchanan
Corporate Secretary

Houston, Texas
March 25, 2011

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please take a few minutes now to vote your shares.  You may vote by telephone or through the Internet, or by completing, signing and returning the accompanying proxy card following the instructions provided in these proxy materials so that your shares may be voted in accordance with your wishes.

CAL DIVE INTERNATIONAL, INC.
2500 CityWest Boulevard
Houston, Texas 77042
Telephone: (713) 361-2600

PROXY STATEMENT
Annual Meeting of Stockholders
May 10, 2011

We are providing these proxy materials in connection with the solicitation on behalf of our Board of Directors of proxies to be voted at our Annual Meeting of Stockholders to be held on May 10, 2011, and at any adjournment of the Annual Meeting.  The Annual Meeting will be held at our corporate offices located at 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.  These proxy materials are first being made available to stockholders on or about March 25, 2011.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Who may vote at the Annual Meeting?

The Board has set March 11, 2011 as the record date for the Annual Meeting. If you owned our common stock at the close of business on March 11, 2011, you may vote at the Annual Meeting. You are entitled to one vote for each share of common stock you owned on the record date on each of the matters presented to a vote of the stockholders at the Annual Meeting.

How many shares must be present to hold the Annual Meeting?

The holders of a majority of our outstanding shares of common stock as of the record date must be present, in person or represented by proxy, at the Annual Meeting in order to constitute a quorum, hold the meeting and conduct business. On the record date, there were 95,393,685 shares of our common stock issued and outstanding. Your shares will be counted as present at the Annual Meeting if you:

•      are present in person at the Annual Meeting;

•      have properly submitted a Proxy Card; or

•      have voted using the telephone or Internet in accordance with the instructions provided in these materials.

What matters will be voted on at the Annual Meeting?

The only matters currently scheduled to be voted on at the Annual Meeting are: (i) the election of two “Class II” Directors, each to serve a three-year term expiring at our 2014 annual meeting, (ii) an advisory vote to approve the compensation of our Named Executive Officers; (iii) an advisory vote on the frequency of an advisory vote on the compensation of our Named Executive Officers and (iv) the ratification of our Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011.  We will also consider other business that properly comes before the Annual Meeting in accordance with Delaware law and our By-laws, as described in more detail under “Other Information – Proposals and Director Nominations for 2012 Stockholders’ Meeting” below.  The Chairman of the Annual Meeting may refuse to allow presentations of a stockholder proposal or a nomination for election to the Board from the floor of the Annual Meeting if the proposal or nomination was not properly submitted.

What happens if additional matters are presented at the Annual Meeting?

Other than the items of business described in this Proxy Statement, we are not aware of any other business to be considered or acted upon at the Annual Meeting.  If you sign and send in the Proxy Card or vote by telephone or through the Internet, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting in accordance with Delaware law and our By-laws.

How many votes are required to approve each proposal?

The directors will be elected by a plurality of the votes cast by holders of common stock present in person or represented by proxy and entitled to vote on the election of directors.  Assuming that a quorum is present at the Annual Meeting, the two director nominees receiving the greatest number of votes cast by the holders of common stock entitled to vote on the matter will be elected as directors.

The advisory vote on the frequency of an advisory vote on the compensation of our Named Executive Officers will also be approved by a plurality of the votes cast by holders of common stock present or represented by proxy and entitled to vote at the Annual Meeting.  There will be four alternatives for this proposal and assuming a quorum is present, the alternative receiving the greatest number of votes cast by holders of commons stock entitled to vote on the matter will be the one approved.

Each of the proposals to: (i) approve, on an advisory basis, the compensation of our Named Executive Officers and (ii) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, and any other proposal submitted to a stockholder vote will be approved only if it receives the affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on such proposal.

How are votes counted?

You may vote “FOR” or “WITHHOLD AUTHORITY” with respect to the election of directors.  Only “FOR” votes are counted in determining whether a plurality has been cast in favor of a director.  You may vote “EVERY YEAR,” “EVERY TWO YEARS,” “EVERY THREE YEARS” or “ABSTAIN” with respect to the advisory vote on the frequency of an advisory vote on the compensation of our Named Executive Officers.  Only votes other than “ABSTAIN” will be counted in determining whether a plurality has been cast in favor of one of the alternatives.  You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the proposals to (i) approve, on an advisory basis, the compensation of our Named Executive Officers and (ii) ratify the appointment of the independent registered public accounting firm.

Abstentions will be treated as present for purposes of determining a quorum, but abstentions will have no effect on the election of directors or the frequency vote, and will have the effect of a vote “AGAINST” the proposals to (i) approve on an advisory basis, the compensation of our Named Executive Officers and (ii) ratify the appointment of the independent registered public accounting firm.  If you just sign and submit your Proxy Card without voting instructions, your shares will be voted “FOR” each director nominee, “FOR” the approval, on an advisory basis, the compensation of our Named Executive Officers, for “EVERY THREE YEARS”, on an advisory basis, for the frequency of the advisory vote on the compensation of our Named Executive Officers and “FOR” the ratification of the appointment of the independent registered public accounting firm.

If you hold your shares in street name and do not provide voting instructions to your broker, bank or nominee, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”).  In that case, your shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such proposal.  Under New York Stock Exchange rules, brokers generally have discretionary authority to vote without instructions from beneficial owners on the ratification of the appointment of an independent registered public accounting firm, but not on the election of directors, the approval, on an advisory basis, of the compensation of our Named Executive Officers or the approval, on an advisory basis, of the frequency of the advisory vote on the compensation of our Named Executive Officers.  A broker non-vote will have no effect on any of the non-discretionary matters, namely, the election of directors, the approval, on an advisory basis, of the compensation of our Named Executive Officers or the approval, on an advisory basis, of the frequency of the advisory vote on the compensation of our Named Executive Officers, as they are not shares entitled to vote on such matters.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares “FOR” each of the director nominees, “FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers, for “EVERY THREE YEARS”, on an advisory basis, for the frequency of the advisory vote on the compensation of our Named Executive Officers and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

How do I vote my shares without attending the meeting?

Whether you hold shares directly or in street name, you may direct the vote of your shares without attending the Annual Meeting. If you are a stockholder of record, you may vote by designating another person, called a proxy, to vote the stock you own by delivery of a properly executed Proxy Card or by using the telephone or Internet in accordance with the instructions provided herein.  If you deliver a properly executed Proxy Card or vote by telephone or through the Internet, your shares will be voted at the Annual Meeting in accordance with the directions you have given, unless you revoke the Proxy Card or your telephone or Internet vote prior to its exercise at the Annual Meeting.  For shares held in street name, you may vote by submitting voting instructions to your broker or nominee.

If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are the stockholder of record with respect to these shares and you will have received a Notice of Internet Availability of Proxy Materials directly from Wells Fargo instructing you where to access the Proxy Statement, Annual Report and Proxy Card as well as instructions for voting your shares.  Please carefully consider the information contained in this Proxy Statement and whether or not you plan to attend the Annual Meeting, then complete, date, sign and return the Proxy Card promptly so that your shares may be voted in accordance with your wishes.  If you are a stockholder of record, you may vote by mail by signing and dating the Proxy Card and mailing it to Wells Fargo using the postage pre-paid, pre-addressed envelope they will provide to you, or you may vote by telephone by dialing toll-free 1-800-560-1965, or through the Internet by going to www.eproxy.com/dvr, and following the instructions provided to you, until 12:00 noon Central Daylight Time on May 9, 2011. You should sign your name exactly as it appears on the Proxy Card. If you are signing in a representative capacity (for example as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should sign your name and indicate such title or capacity.

If, like most of our stockholders, you hold your shares in street name through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of these shares, and you will have received directions on how to complete a voting instruction card from your broker, bank or other nominee.  Please carefully consider the information contained in this Proxy Statement, then complete, date, sign and return the voting instruction card promptly so that your shares may be voted in accordance with your wishes. For shares held in street name, you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in most cases, submit voting instructions by telephone or through the Internet as described above. If you provide specific voting instructions in accordance with the directions provided by your broker or nominee, your shares should be voted by your broker or nominee as you have directed.

How do I vote my shares in person at the meeting?

If you are a stockholder of record, to vote your shares in person at the Annual Meeting, you should bring the Proxy Card (or use the ballot provided at the Annual Meeting) and proof of identification. If you are a beneficial owner of shares held in street name, you may vote shares held in street name in person at the Annual Meeting only if you obtain a signed “legal proxy” from the record holder (broker or other nominee) giving you the right to vote the shares and provide an account statement or letter from such broker or bank showing that you were the beneficial owner of the shares on the record date.

Even if you plan to attend the Annual Meeting, we encourage you to vote by completing, signing and mailing the Proxy Card or voting instruction card or voting by telephone or through the Internet, so your vote will be counted if you later decide not to attend the Annual Meeting.

What does it mean if I receive more than one Notice?

It means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return a Proxy Card or voting instruction card or vote by telephone or through the Internet with respect to all of your shares.

May I change my vote?

Yes, you may change your vote and revoke your proxy by:

•      Sending a written statement to that effect to our Secretary;

•      Submitting a properly signed Proxy Card with a later date;

•      Voting later by phone or through the Internet; or

•      Voting in person at the Annual Meeting.

In all cases the last vote that you cast will always be the one counted as long as it is received prior to the time the polls are closed at the Annual Meeting.

If you hold shares in street name, you must follow the procedures required by the holder of record, either your broker or bank, to revoke or change a proxy.  You should contact the stockholder of record directly for more information on these procedures.

May stockholders ask questions at the Annual Meeting?

Yes.  At the Annual Meeting, there will be a question and answer period during which stockholders may ask questions or make remarks directly related to the matters being voted on.  In order to ensure an orderly meeting, we ask that stockholders direct questions and comments to the Chairman.  In order to provide the opportunity to every stockholder who wishes to speak, the Chairman may limit each stockholder’s remarks to two minutes.

Who will count the votes?

We have hired a third party, Wells Fargo Shareowner Services, to judge the voting, be responsible for determining whether a quorum is present, and tabulate votes cast by proxy or in person at the Annual Meeting.

Who will bear the cost for soliciting votes for the meeting?

We will bear all expenses in conjunction with this proxy solicitation, including the charges of brokers, banks and other custodians, nominees or fiduciaries for forwarding documents to beneficial security owners.  Proxies may be solicited by mail, in person, or by telephone or by facsimile by certain of our officers, directors and employees, without extra compensation.

How do I find out the results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting.  The final voting results will be published in our current report on Form 8-K, which we will file with the Securities and Exchange Commission within four business days after the Annual Meeting and post on our website at www.caldive.com under Investor Relations.

Where can I obtain the annual report and other information?

We are pleased to offer stockholders the ability to review our Annual Report on Form 10-K for the year ended December 31, 2010 and proxy materials electronically over the Internet at our website (www.caldive.com/annualmeeting). These filings may also be viewed through the Securities and Exchange Commission website at www.sec.gov.

Whom should I call with other questions?

If you have additional questions about this Proxy Statement or the Annual Meeting, require directions to the location of the Annual Meeting in order to attend the Annual Meeting and vote in person or would like paper copies of this document or our 2010 Annual Report to Stockholders (including our Annual Report on Form 10-K), please contact:  Cal Dive International, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042, Attention:  Corporate Secretary, telephone: (713) 361-2600, or e-mail:  corporatesecretary@caldive.com.  This Proxy Statement and our 2010 Annual Report to Stockholders are also available online at www.caldive.com/annualmeeting.

PROPOSAL 1:   ELECTION OF DIRECTORS

Our Board of Directors currently consists of six members and is divided into three classes with two directors in each class. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years.

Accordingly, at the Annual Meeting, there are two board seats that are up for election and the Corporate Governance and Nominating Committee of our Board has recommended, and the Board has nominated, William L. Transier and John T. Mills as its candidates for these two seats.  If elected, each would serve until the 2014 Annual Meeting or until their successors are elected and qualified.  Mr. Transier is currently a director who was first elected to the Board of Directors by Helix Energy Solutions Group, Inc. (“Helix”) when Helix was our sole stockholder.  Mr. Mills is currently a director who first joined the Board of Directors in connection with our acquisition of Horizon Offshore, Inc. (“Horizon”) in December 2007.  Mr. Mills was formerly the Chairman of the Board of Horizon.

Each of the nominees has indicated a willingness to serve if elected. However, if either nominee becomes unable to serve before the election, the shares represented by proxies may be voted for a substitute designated by the Board, unless a contrary instruction is indicated on the proxy.

Information about the Company’s Directors

The following information sets forth as of February 25, 2011, certain information about our directors.  The biographies contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve on our Board.

NOMINEES FOR DIRECTOR FOR THREE YEAR TERM ENDING IN 2014 (CLASS II):

William L. Transier Chairman, CEO and President Endeavour International Corporation	Director since 2006 age 56

Mr. Transier has served on the Company’s Board of Directors since December 2006, and he serves as our lead independent director. He has served as Chairman, Chief Executive Officer and President of Endeavour International Corporation, an international oil and gas exploration and production company since October 2006.  He served as Co-Chief Executive Officer of Endeavour from its formation in February 2004 through September 2006.  He served as Executive Vice President and Chief Financial Officer of Ocean Energy, Inc. from March 1999 to April 2003, when Ocean Energy merged with Devon Energy Corporation. From September 1998 to March 1999, Mr. Transier served as Executive Vice President and Chief Financial Officer of Seagull Energy Corporation when Seagull Energy merged with Ocean Energy. From May 1996 to September 1998, he served as Senior Vice President and Chief Financial Officer of Seagull Energy Corporation. Prior thereto, Mr. Transier served in various roles, including partner from June 1986 to April 1996, in the audit department of KPMG LLP. At KPMG he was also the leader of its international energy practice. Mr. Transier graduated from the University of Texas with a B.B.A. in Accounting and has a M.B.A. from Regis University. He is also a member of the board of directors, chairman of the audit committee and a member of the compensation committee of Helix.  He also serves on the board of Hobby Center for the Performing Arts.  Previously, he served on the board of RRI Energy, Inc. (formerly Reliant Energy, Inc.), a wholesale generator and retail provider of electricity in the United States from December 2002 to May 2009.

Mr. Transier is the Chairman of the Compensation Committee, a member of the Audit Committee of our Board of Directors, and our lead independent director.

Relevant Qualifications:     Accounting and finance expertise; public company senior management/CEO and CFO experience; public company board and audit committee chair experience; oil and gas industry experience; mergers and acquisitions experience.

We believe that Mr. Transier’s current positions with Endeavour bring highly relevant industry knowledge and experience to our Board and makes him extremely qualified to serve as our lead independent director.  His prior experience in public accounting and as a CFO of publicly traded companies in our industry, as well as his current experience as chairman of Helix’s audit committee make him a highly qualified and very effective member of our Audit Committee.  Finally, his experience as an executive officer of publicly traded companies in our industry and his current service as a member of Helix’s compensation committee makes him well qualified to serve as chairman of our Compensation Committee.

John T. Mills Chief Financial Officer - retired Marathon Oil Corporation	Director since 2007 age 63
Mr. Mills has served on our Board of Directors since December 2007.  Prior to that he served on the Board of Directors of Horizon Offshore, Inc. from 2002 until December 2007, serving as Horizon’s Chairman of the Board from September 2004 until December 2007.  Mr. Mills served as Chief Financial Officer of Marathon Oil Corporation, an international oil and gas exploration and production company, from January 2002 until his retirement in December 2003.  From September 1998 until December 2001, Mr. Mills served as Senior Vice President of Finance and Administration of Marathon Oil Corporation. Prior to joining Marathon Oil Corporation, Mr. Mills served as Vice President of Taxes of USX Corporation.  Mr. Mills is a member of the board of directors and audit and compensation committees of CONSOL Energy Inc.  From January 2008 through June 2010, Mr. Mills also served as a member of the board of directors, chairman of the audit committee, and member of the conflicts and risk management committees of Regency GP, LLC, the general partner of Regency GP, LP, the general partner of Regency Energy Partners LP, a master limited partnership.

Mr. Mills is a member of the Audit, Compensation and Corporate Governance and Nominating Committees of our Board of Directors.

Relevant Qualifications:     Accounting and legal expertise; public company senior management/CFO experience; public company board and audit committee chair experience; oil and gas industry experience; marine construction industry experience.

We believe that Mr. Mills brings to our Board the benefit of his years of experience serving on boards of publicly traded companies engaged in our industry, including his leadership role as chairman of Horizon’s board.  Mr. Mills’ prior experience as the CFO of a publicly traded company in the oil and gas industry, as well as his prior and current service on boards and audit committees of publicly traded companies also makes him extremely well qualified to serve on our Audit, Compensation and Corporate Governance and Nominating Committees.

The Board unanimously recommends that you vote FOR both of these nominees.

DIRECTORS CONTINUING IN OFFICE UNTIL 2012 (CLASS III):

Quinn J. Hébert Chairman, President and Chief Executive Officer Cal Dive International, Inc.	Director since 2006 age 47

Mr. Hébert has served as our President and Chief Executive Officer since November 2005 and has been a member of our Board of Directors since May 2006.  He was appointed Chairman of our Board of Directors in February 2010.  From 1998 to 2005, Mr. Hébert worked for Acergy US Inc. (formerly Stolt Offshore), an international marine construction company, for the North Americas Region, serving as President from 1999 to 2005, and as Vice President Commercial and U.S. General Counsel from 1998 to 1999.  Mr. Hébert terminated his working relationship with Acergy on October 31, 2005.  Prior to his employment with Acergy, Mr. Hébert served as Vice President, General Counsel and Secretary of American Oilfield Divers, Inc. (also known as Ceanic Corporation), a marine construction company.  Mr. Hébert’s professional career began with his service as an associate at the Jones, Walker, Waechter, Poitevent, Carrère & Denègre, LLP law firm in New Orleans, Louisiana.  Mr. Hébert holds a Bachelor of Arts in History from Louisiana State University and a Juris Doctor from Boston College Law School.

Relevant Qualifications:     Marine construction industry experience; management and leadership skills; public company senior management/CEO experience; financial and capital markets expertise; mergers and acquisitions experience.

Mr. Hébert has served in a senior management role in companies engaged in marine construction for more than a decade and we believe this experience brings to our Board a strategic planning focus, significant industry knowledge and excellent leadership skills that make him particularly well qualified to serve as our chairman of the board.  Mr. Hébert’s prior experience as a lawyer in both private and in-house practice specializing in securities law and mergers and acquisitions transactions is also highly relevant and beneficial to his service on, and leadership of, our Board.

Todd A. Dittmann Managing Director Imperial Capital, LLC	Director since 2006 age 43

Mr. Dittmann has served on our Board of Directors since December 2006.  He has been a Managing Director of Imperial Capital, LLC since November 2009.  He served as a managing director of Petrobridge Investment Management, LLC, a private investment firm from January 2009 until its sale to Imperial Capital in November 2009. From April 2004 to October 2008, he worked for D.B. Zwirn & Co., L.P., a private investment firm, serving most recently as managing director. From April 1997 to April 2004, he worked for Jefferies & Co., where he most recently served as Managing Director in the Energy Investment Banking Group.  From 1996 to April 1997, he served as Vice President in the Energy Investment Banking Group of Paine Webber.  From 1990 until 1996, he held various positions in commercial and investment banking at Chase Manhattan Bank and its predecessors.  Mr. Dittmann received an M.B.A. and a B.B.A. in Finance from the University of Texas at Austin.  He is a Chartered Financial Analyst.

Mr. Dittmann is the Chairman of the Audit Committee and a member of the Corporate Governance and Nominating Committee of our Board of Directors.

Relevant Qualifications:     Accounting and finance expertise; oil and gas industry banking, investment banking and investing experience; public company board and audit committee chair experience; financial and capital markets experience.

Mr. Dittmann brings to our Board and our Audit Committee his years of experience in banking and investing, which have been focused on companies in the energy industry.  His experience analyzing capital market and mergers and acquisitions transactions makes him particularly well qualified to serve as chair of our Audit Committee, and his experience working in investment firms has made him a valuable member of our Corporate Governance and Nominating Committee.

DIRECTORS CONTINUING IN OFFICE UNTIL 2013 (CLASS I):

Owen E. Kratz Chairman, CEO and President Helix Energy Solutions Group, Inc.	Director since 2006 age 56
Mr. Kratz has served on our Board of Directors since February 2006 and served as Chairman of our Board until February 2010.  He has served as Chairman, Chief Executive Officer and President of Helix since February 2008.  Previously he served as Executive Chairman of Helix from October 2006 to February 2008.  He was Chairman of Helix from May 1998 to September 2006 and served as Chief Executive Officer of Helix from April 1997 to October 2006. Mr. Kratz served as President of Helix from 1993 until February 1999, and has served as one of its directors since 1990. He served as Chief Operating Officer of Helix from 1990 through 1997. Mr. Kratz joined Helix in 1984 and held various offshore positions, including saturation diving supervisor, and had management responsibility for client relations, marketing and estimating. From 1982 to 1983, Mr. Kratz was the owner of an independent marine construction company operating in the Bay of Campeche.  Prior to 1982, he was a superintendant for Santa Fe and various international diving companies, and a diver in the North Sea. Mr. Kratz has a Bachelor of Science degree from the State University of New York.

Relevant Qualifications:     Offshore marine construction operational experience; oil and gas industry experience; public company board and executive officer experience; senior management/CEO experience; financial and capital markets experience; mergers and acquisitions experience.

Mr. Kratz brings to our Board his years of experience leading our former parent company in the marine construction business.  His hands-on operational and industry knowledge, leadership skills and experience in capital market and mergers and acquisitions transactions make significant contributions to our Board.

David E. Preng President and CEO Preng & Associates	Director since 2006 age 64
Mr. Preng has served on our Board of Directors since December 2006.  He has served as President and CEO of Preng & Associates, an executive search firm, since 1980.  Previously, he spent six years in the executive search industry with two international and one regional search firm.  Earlier, Mr. Preng was a division vice president and controller for Litton Industries and held increasingly responsible accounting and supervisory positions at Shell Oil Company.  Mr. Preng was a director for nine years, including three years as lead director, of Remington Oil and Gas Corp. prior to its acquisition by Helix in July 2006.  He is an organizer of and lead director at Community National Bank of Bellaire.  Mr. Preng is a founding director of the National Association of Corporate Directors - Houston Chapter, and is a fellow of the Institute of Directors in London.  Mr. Preng has been a member of the Texas A&M International Advisory Board since 2003. Previously, Mr. Preng was a director of Maverick Oil and Gas and BPI Energy Holdings.  Mr. Preng holds a Bachelor of Science degree in Finance from Marquette University and an M.B.A. from DePaul University.

Mr. Preng is the Chairman of the Corporate Governance and Nominating Committee and a member of the Compensation Committee of our Board of Directors.

Relevant Qualifications:     Public company board experience; oil and gas industry experience; management experience; compensation and board governance expertise.

Mr. Preng’s prior and current experience serving on public company boards, and his active involvement in the National Association of Corporate Directors makes him extremely well qualified to serve on our Board and as chair of our Corporate Governance and Nominating Committee.  Mr. Preng also brings to our Board and our Compensation Committee his more than 30 years of experience in the executive search field, where he has focused on placing C-suite level officers and directors in publicly-traded companies.

Information about Executive Officers

The following information sets forth, as of February 25, 2011, certain information about our executive officers who do not serve on the Board, all of whom are expected to remain in their current positions following the Annual Meeting.

Scott T. Naughton Executive Vice President and Chief Operating Officer	age 56
Mr. Naughton has served as our Executive Vice President and Chief Operating Officer since November 2005. He became Vice President of Helix’s Shelf Contracting Services segment in May 1998. Mr. Naughton terminated his working relationship with Helix on March 6, 2006. Mr. Naughton has been in the commercial diving industry since 1972, working offshore for 14 years as both a diver and a supervisor. He joined Helix in 1981 following its acquisition of J & J Marine Diving, and worked as an Operations Manager and a Project Manager.

Brent D. Smith Executive Vice President and Chief Financial Officer	age 35
Mr. Smith has served as our Executive Vice President, Chief Financial Officer and Treasurer since August 2010. Mr. Smith has been with the Company since February 2007, previously serving as our Vice President - Finance and before that as our Director of Finance and Investor Relations.  From January 2005 to February 2007 he served as an Assistant Controller for Helix, specializing in the areas of operational finance and accounting.  Mr. Smith has a Master of Science and Bachelor of Business Administration degree in Accounting from Texas A&M University. He began his career in public accounting in 1998 and is a certified public accountant licensed in the State of Texas.

Lisa Manget Buchanan Executive Vice President, General Counsel and Secretary	age 50
Ms. Buchanan has served as our Executive Vice President, General Counsel and Secretary since June 2006.  Prior to that, Ms. Buchanan was a partner of the Jones, Walker, Waechter, Poitevent, Carrère & Denègre, LLP law firm from January 1994 until June 2006.  She served the firm as an associate from September 1987 until January 1994. Ms. Buchanan holds a Bachelor of Science in Commerce from the University of Virginia and a Juris Doctor from Louisiana State University Law Center.

Other Information about the Board of Directors and its Committees and Corporate Governance

Board of Directors Independence and Leadership Structure

The Board has affirmatively determined that Messrs. Dittmann, Preng, Mills and Transier have no material relationships with the Company and are “independent directors,” as that term is defined under NYSE Rule 303A and applicable rules under the Securities Exchange Act of 1934 (the “Exchange Act”).  In making the independence determination for its members, the Board considered Mr. Transier’s service as a director of Helix and determined that he is independent. There were no other transactions, relationships or arrangements between any of the other independent directors and the Company that would result in such directors being considered not independent.  Our non-independent directors are Messrs. Kratz and Hébert due to their employment relationships with Helix and the Company, respectively.  Although Helix no longer owns a significant percentage of our common stock, we continue to have material transactions in the ordinary course of business with Helix.  We are in compliance with NYSE Rule 303A, which requires us to have a majority of independent directors on our Board.

Prior to February 2010, we separated the roles of Chairman and Chief Executive Officer, with Mr. Kratz, the President and Chief Executive Officer of our former parent company, Helix, serving as our Chairman of the Board.  In February 2010, our Board named Mr. Hébert, our President and Chief Executive Officer, as the Chairman of the Board. In making its decision, the Board determined that the combination of the roles of Chairman of the Board and Chief Executive Officer was the best approach for our Company at this time given the growth of our Company since our initial public offering, the divestiture by Helix of substantially all of its shares of our common stock, and Mr. Kratz’s desire to focus more of his time and attention on the business of Helix.  In addition, the Board determined that having a Chairman with significant marine construction operating experience, such as Mr. Hébert, at this stage of our Company’s development was important.  With Mr. Hébert holding the combined roles, the Board believes it will create necessary efficiencies in the management of our business during the current challenging market conditions facing our industry.

In addition, the Board continues to have a strong lead independent director.  The Board’s independent directors regularly meet in executive session at the end of each Board and Committee meeting.  Mr. Transier has been designated by the Board as its lead independent director.  In his role as lead independent director, Mr. Transier collaborates with our Chairman of the Board on the agendas for board and committee meetings, prepares the agendas for executive sessions for our Board, facilitates communications between our Chairman of the Board and other members of the Board, and serves as an independent point of contact for stockholders wishing to communicate with the Board other than through our Chairman.  Mr. Transier also presides at any meetings of the Board’s independent directors other than meetings held in connection with or related to the business of a committee of the Board, and performs such other functions as the Board may direct.  In the case of an executive session of the independent directors held in connection with a meeting of a committee of the Board, the chairman of the particular committee will preside.

Board of Directors’ Role in Risk Management

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success.  We face a number of risks, including financial and economic risks, environmental and regulatory risks, operational risks, compliance risks, strategic risks, reputational and other risks, such as the impact of competition and market conditions and weather conditions. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management.  In its oversight role, the Board of Directors must satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

In 2008, we began an enterprise risk management program designed to help us identify, capture, categorize, assess, mitigate and manage the various risks facing our business, and in 2009, we completed the risk identification, assessment, and mitigation plans for all risk groups identified.  The manager of each risk group provides quarterly certifications, and once a month, the risk group managers discuss the program and the Company’s risks generally at a meeting of the senior officers of our Company.  The General Counsel generally administers the program, and she reports on its progress quarterly to the Audit Committee of the Board.

The Compensation Committee reviews our significant compensation programs for possible risks arising from our compensation policies and practices for our employees, including our Named Executive Officers, that, if such risk materialized, would be reasonably likely to have a material adverse effect on the Company.

Attendance at the Annual Meeting of Stockholders

Our Corporate Governance Guidelines encourage all directors to attend our annual stockholders meetings.  Our Board’s practice is to schedule a board meeting on the same date as our annual stockholders meeting to facilitate director attendance at annual meetings of stockholders.  All of our directors attended our 2010 Annual Meeting.  Our Board of Directors will hold a regular meeting immediately following the Annual Meeting and we expect that all of the members of the Company’s Board of Directors will attend the Annual Meeting.

Stockholder Communications with the Board

The Company’s Board has adopted a formal process by which stockholders and other interested parties may communicate with the Board.  The Board recommends that such persons initiate any communications with the Board in writing and send them in care of our Assistant Corporate Secretary.  Stockholders can send communications by e-mail to boardcoms@caldive.com, by fax to (713-586-7338) or by mail to Security Holder Communications to the Board, Attn:  Assistant Corporate Secretary, Cal Dive International, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.  This centralized approach will assist the Board in reviewing and responding to stockholder and other communications in an appropriate manner.  Communications should specify whether they are directed to the attention of the Board as a whole, the non-management directors as a group, the independent directors as a group, the lead independent director or one or more other specific directors identified by name.  The Board has instructed our Assistant Corporate Secretary to forward such correspondence only to the intended recipients; however, the Board has also instructed our Assistant Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in her discretion, not to forward certain items if she deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration, with the provision that any communication that is filtered out must be made available to any director upon request.  In such cases, our Assistant Corporate Secretary may forward some of that correspondence elsewhere in the Company for review and possible response.  These procedures have been posted on the Company’s website at www.caldive.com under Corporate Governance.

Board and Committee Meetings During 2010

The Board of Directors met six times during 2010.  During 2010, each director attended 75% or more of the total number of meetings of the Board, and 75% or more of the total number of meetings held by all committees of the Board on which he served.

The Board’s standing committees consist of an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. The Board has determined that the members of each of these committees meet the definition of an “independent director” as defined under NYSE Rule 303A as well as, in the case of the Audit Committee, Exchange Act Rule 10A-3(b)(1). The specific responsibilities of each committee are set forth in separate written charters, copies of which are posted on the Company’s website at www.caldive.com under Corporate Governance.  A printed copy of each committee’s charter is available free of charge by sending a request to the Company’s Corporate Secretary at Cal Dive International, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.

The following table shows the membership of the Audit, Compensation and Corporate Governance and Nominating Committees and the number of meetings each committee held during the fiscal year ended December 31, 2010:

Committee Membership	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
William L. Transier	√	Chair
David E. Preng		√	Chair
John T. Mills	√	√	√
Todd A. Dittmann	Chair		√
2010 committee meetings	8	7	5

A brief description of the committees of the Board and certain of their respective principal functions are outlined in the following sections.  These descriptions are qualified by the full text of the respective charters of each committee, which are available as described above.

Audit Committee

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities to the stockholders, potential stockholders, the investment community and others relating to: (1) the overall integrity of the financial statements of the Company; (2) the efforts by the Company to comply with applicable legal and regulatory requirements; (3) the performance of the Company’s internal audit function and independent registered public accounting firm; and (4) the independent registered public accounting firm’s qualifications and independence.

The Board has determined that each member of the Audit Committee is an “independent director” within the meaning of NYSE Rule 303A and Exchange Act Rule 10A-3(b)(1), that each of the members of the Audit Committee is financially literate and that each member is an “audit committee financial expert,” as that term is defined in the rules promulgated by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002.

Compensation Committee

The Compensation Committee is appointed by the Board to discharge the Board’s responsibilities relating to compensation of the Company’s executive officers and has the overall responsibility for reviewing, evaluating and approving the Company’s executive officer compensation agreements (to the extent such agreements are considered necessary or appropriate by the Compensation Committee), and employee plans, policies and programs, as well as director compensation. The Compensation Committee is also responsible for overseeing the risk assessment of the Company’s compensation practices. In addition, the Compensation Committee is responsible for reviewing and discussing with management the “Compensation Discussion and Analysis” (the “CD&A”) portion of our Proxy Statement and based on such review and discussion, recommending to the Board that the CD&A be included in our Annual Report on Form 10-K and Proxy Statement, and issuing a Compensation Committee Report to that effect to be included in our Proxy Statement.  The Compensation Committee also has the specific responsibilities described in its charter and for performing such other functions as the Board may assign to the Compensation Committee from time to time.

In 2009, the Compensation Committee directly engaged Hewitt Associates LLC to provide data that it utilized in setting and structuring the 2010 executive officer and director compensation.  During 2010, the Compensation Committee engaged Meridian Compensation Partners, LLC to provide data relative to 2011 executive officer and director compensation.  Each consultant was asked to provide data on the executive compensation practices of our similarly situated competitors.  Our Compensation Committee will continue to directly engage any compensation consultants that they use in the future.  Additional information concerning our compensation consultant’s role, as well as that of our executive officers, in determining executive compensation can be found in the CD&A.

Corporate Governance and Nominating Committee

The primary purpose of the Corporate Governance and Nominating Committee is to develop and maintain corporate governance and business standards of the Company’s Board of Directors and the Company.  The Corporate Governance and Nominating Committee develops and recommends to the Board a set of corporate governance principles applicable to the Company, plays a leadership role in the Company’s corporate governance, identifies individuals qualified to become board members consistent with criteria approved by the Board, recommends to the Board director nominees for the annual meeting of stockholders and oversees the evaluation of the Board and committees.

Director Qualifications

The Corporate Governance and Nominating Committee has established certain criteria that apply to Committee-recommended nominees for a position on our Board. Under these criteria, members of the Board should have the highest professional and personal ethics and values, consistent with our values and standards. They should have broad experience at the policy-making level in business and possess a familiarity with one or more of the industry segments in which the Company operates. They should be committed to enhancing stockholder value, should have sufficient time to carry out their duties and should provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all stockholders.

In addition to fulfilling the above criteria, each nominee and continuing director also brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, finance and accounting, oil and gas exploration, construction and marketing. See “Information about the Company’s Directors” for the conclusions reached by the Board as to the specific experience and skill set each director brings to the Board.

Consideration of Director Nominees — Stockholder Nominees

The Corporate Governance and Nominating Committee has adopted policies and procedures for considering properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.”  The Committee will consider only one recommendation by each stockholder or affiliated group of stockholders for each annual meeting.  A stockholder wishing to make a recommendation must send the following information in writing to our Corporate Secretary at our principal office no later than 120 days prior to the first anniversary of the date of the Proxy Statement for the prior year’s annual meeting:  (i) the name, address and telephone number of the recommending stockholder; (ii) the number of shares of our common stock owned by the recommending stockholder and the time period for which such shares have been held; (iii) if the stockholder is not a stockholder of record, a statement from the record holder of the shares verifying the holdings of the stockholder; and (iv) a statement by the stockholder as to whether he or she has a good faith intention to continue to hold the reported shares through the date of the annual meeting.

The notice must also include:  (i) the information regarding the proposed nominee that would be required by Regulation 14A under the Exchange Act; (ii) a description of all relationships between the proposed nominee and the recommending stockholder and any agreements between them; (iii) a description of any relationships between the proposed nominee and any of our competitors, customers, suppliers, labor unions or other persons with special interests regarding our Company; (iv) a statement by the recommending stockholder supporting his or her view that the proposed nominee possesses at least the minimum qualifications prescribed by the Committee for nominees and describing briefly the contributions that the nominee would be expected to make to the Board and to the governance of the Company; (v) a statement as to whether the nominee would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of the Company; and (vi) the consent of the proposed nominee to be interviewed by the Committee, and if nominated and elected, to serve as a director of the Company.  Any stockholder recommendations proposed for consideration by the Corporate Governance and Nominating Committee should be addressed to Corporate Secretary, Cal Dive International, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.

In addition, our By-laws permit stockholders to nominate directors for consideration at our annual stockholders’ meeting. Stockholders may nominate persons for election to the Board of Directors in accordance with the procedures set forth in “Other Information – Proposals and Director Nominations for 2012 Stockholders’ Meeting” below.

Identifying and Evaluating Nominees for Directors

The Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Corporate Governance and Nominating Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Corporate Governance and Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Corporate Governance and Nominating Committee, and may be considered at any point during the year. As described above, the Corporate Governance and Nominating Committee considers properly submitted stockholder recommendations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Corporate Governance and Nominating Committee at a regularly scheduled meeting, which will generally be the first or second meeting prior to the issuance of the proxy statement for the Company’s annual stockholders meeting. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials will be forwarded to the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

The Nominating and Corporate Governance Committee also seeks to promote an appropriate diversity on the Board of professional background, experience, expertise, and perspective.  However, the Nominating and Corporate Governance Committee has not adopted a formal policy with regard to diversity.  The Company is also of the view that the continuing service of qualified incumbents promotes stability and continuity in the board room, contributing to the Board’s ability to work as a collective body, while giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated over their tenure.  Accordingly, the process of the Nominating and Corporate Governance Committee for identifying nominees reflects its desire to re-nominate incumbent directors who continue to satisfy our criteria for membership on the Board, whom the Nominating and Corporate Governance Committee believes continue to make important contributions to the Board and who consent to continue their service on our Board.  Since we became a public company in 2006, we have added one new member to our Board, Mr. Mills, who was formerly the Chairman of the Board of Horizon Offshore, Inc. and who became a director in connection with our acquisition of Horizon in December 2007.

Messrs. Transier and Mills are the directors standing for re-election at the Annual Meeting. We did not utilize any third party search firms to assist in identifying potential director candidates in 2010. Neither the Secretary nor the Corporate Governance and Nominating Committee received any recommendations of director candidates from any stockholder or group of stockholders during 2010, nor were any nominations made by any stockholders.

Directors’ Continuing Education

The Corporate Governance and Nominating Committee encourages all members of the Board to attend director education programs appropriate to their individual backgrounds to stay abreast of developments in corporate governance and “best practices” relevant to their contribution to the Board as well as their responsibilities in their specific committee assignments.  The Company reimburses the directors for all costs associated with attending any director education program.

During 2010, Messrs. Hébert, Mills and Preng attended the annual three-day National Association of Corporate Directors Corporate Governance Conference in Washington, D.C., and all of the directors attended a training session on the Foreign Corrupt Practices Act conducted by our outside compliance counsel.

Director Compensation

Our non-employee director compensation structure has three components: director fees, reimbursement of expenses and stock-based compensation. For 2010, the non-employee directors received (i) an annual retainer for Board service of $45,000, (ii) an annual retainer for Committee chairs of $15,000 for the Audit Committee chair and $10,000 for each of the Compensation Committee and Corporate Governance and Nominating Committee chairs, and (iii) board and committee meeting attendance fees of $2,000 per meeting.  Cash fees are paid quarterly on the last day of each calendar quarter. The Company also pays the reasonable out-of-pocket expenses incurred by each director in connection with attending the meetings of the Board of Directors and any committee thereof.  Upon Mr. Kratz’s re-election to the Board at the 2010 Annual Meeting following Helix’s divestiture of its controlling interest in our Company, the Compensation Committee determined that Mr. Kratz was eligible to receive board compensation.  The 2010 dollar value and structure of the non-employee director compensation has been maintained for 2011, except that for 2011 the lead independent director will also receive an annual retainer of $20,000.

Non-employee directors have the option of taking Board and committee fees (but not expenses) in the form of restricted stock, pursuant to the terms of the Company’s Amended and Restated 2006 Long Term Incentive Plan (as so amended and restated, the “2006 Plan”). An election to take fees in the form of cash or stock is made by a director prior to the beginning of the subject fiscal year.  Directors taking fees in the form of restricted stock receive an award in an amount equal to 125% of the cash equivalent at the last business day of each fiscal quarter.  Each grant is made on the first business day of the succeeding quarter and the entire grant vests on January 1st of the second year following the grant, subject to immediate vesting on the occurrence of a Change of Control (as defined in the 2006 Plan). For fiscal year 2010, Messrs. Dittman, Kratz and Preng elected to take their Board and committee fees in the form of restricted stock, and they have made the same election for fiscal 2011.

Upon joining the Board and annually thereafter, a non-employee director receives a grant of restricted stock. All such grants of restricted stock are made pursuant to the terms of the 2006 Plan, and prior to the grants made in December 2010, vest 20% per year over five years, subject to immediate vesting on the occurrence of a Change of Control (as defined in the 2006 Plan).  The annual grants of restricted stock made in December 2010 vest one-third per year over three years, subject to immediate vesting on the occurrence of a change of control.  For 2010, the amount of the annual grants was $130,000 worth of shares of restricted stock (based on the closing price of our common stock on the date of grant) and the non-employee directors received their annual grants for 2010 board service in December 2009, except for Mr. Kratz, who received his annual grant for 2010 upon his re-election to the Board in May 2010.  This dollar value was maintained for 2011, and the non-employee directors received their annual grants for 2011 board service in December 2010.

In 2008, the Board adopted stock ownership guidelines for the non-employee directors requiring such directors to accumulate over a five-year period shares of our common stock worth $225,000, or five times the annual cash retainer paid to non-employee directors.  Shares of restricted stock issued to the directors are counted toward these stock ownership guidelines.  Each of the non-employee directors currently owns shares of our common stock worth more than ten times their annual cash retainer.

2010 Director Compensation

The table below summarizes the compensation paid by us to our non-employee directors during the year ended December 31, 2010:

Name(1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards (3) (4) ($)	Total ($)
William L. Transier	$97,000	$129,996	$226,996
Todd A. Dittmann	—	216,242	216,242
David E. Preng	—	241,248	241,248
John T. Mills	97,000	129,996	226,996
Owen E. Kratz	—	304,994	304,994

(1)
Historically, directors who are also employees of the Company or Helix have not received cash or equity compensation for service on the Board in addition to compensation payable for their service as employees.  Effective on the 2010 Annual Meeting date, Mr. Kratz began receiving cash and equity compensation for his service on the Board as Helix is no longer a majority owner of the Company.  Therefore, Mr. Kratz received two annual grants of restricted stock during 2010; one in May 2010 for his 2010 board service and one in December 2010 for his 2011 board service.  If Mr. Kratz had received his annual grant of restricted stock for 2010 board service in December 2009, along with the other non-employee directors, the total amount that Mr. Kratz would have been paid during 2010 would have been $174,995.

(2)
For 2010, Messrs. Dittman, Kratz and Preng elected to take their Board and Committee fees in the form of restricted stock which totaled 20,437, 12,141 and 18,864 shares, respectively, (including 6,271, 4,108 and 5,568 shares, respectively, that were not issued until January 3, 2011 in accordance with our director compensation structure).  Had Messrs. Dittman, Kratz and Preng elected to take their 2010 Board and committee fees in the form of cash, the total amount paid would have been $98,000, $55,000 and $91,000, respectively.

(3)	Amounts shown reflect the aggregate grant date fair value of the shares of restricted stock awarded to our non-employee directors during 2010, which are detailed below:

	Date of Grant	Number of Shares	Grant Date Fair Value
William L. Transier	December 9, 2010(a)	22,608	$129,996

Todd A. Dittmann	April 1, 2010	3,458	26,246
	July 1, 2010	5,026	28,749
	October 1, 2010	5,682	31,251
	December 9, 2010(a)	22,608	129,996

David E. Preng	January 4, 2010(b)	3,710	29,688
	April 1, 2010	3,582	27,187
	July 1, 2010	4,316	24,688
	October 1, 2010	5,398	29,689
	December 9, 2010(a)	22,608	129,996

John T. Mills	December 9, 2010(a)	22,608	129,996

Owen E. Kratz	May 11, 2010	22,375	129,999
	July 1, 2010	3,715	21,250
	October 1, 2010	4,318	23,749
	December 9, 2010(a)	22,608	129,996

(a)	Represents annual grant for 2011 board service.
(b)	Represents the payment of Board and committee fees due for the fourth quarter of 2009.

(4)	As of December 31, 2010, each non-employee director held the following shares of restricted stock:

Director	Shares of Restricted Stock Outstanding
William L. Transier	57,158
Todd A. Dittmann	77,595
David E. Preng	91,059
John T. Mills	53,793
Owen E. Kratz	57,124

Code of Ethics; Corporate Governance Guidelines

We have adopted a Code of Business Conduct and Ethics, applicable to all employees, officers and directors, as well as a Code of Ethics for Chief Executive Officer and Senior Financial Officers specific to those officers, and Corporate Governance Guidelines for the Board.  All of these documents are reviewed annually by the Corporate Governance and Nominating Committee.  Copies of these documents are available free of charge on our website at www.caldive.com under Corporate Governance and printed copies can also be obtained free of charge by sending a request to the Company’s Corporate Secretary at 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee of the Board of Directors of the Company was, during fiscal 2010, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries, or had any relationships requiring disclosure by the Company under Item 404 of Regulation S-K.

During fiscal 2010, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

PRINCIPAL STOCKHOLDERS

On March 11, 2011, the record date for the Annual Meeting, there were 95,393,685 shares of our common stock outstanding.  The following table sets forth, as of March 11, 2011, certain information regarding beneficial ownership of our common stock by (i) each of the Named Executive Officers (as defined below in “CD&A”); (ii) each director of the Company; (iii) all of the Company’s directors and executive officers as a group and (iv) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding common stock, all in accordance with Rule 13d-3 of the Exchange Act.  Based on information furnished to the Company by such stockholders, unless otherwise indicated, all shares indicated as beneficially owned are held with sole voting and investment power.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Common Stock

Director and Executive Officers:
Quinn J. Hébert	844,279	*
Owen E. Kratz	90,124	*
Todd A. Dittmann	119,808	*
David E. Preng	156,405	*
William L. Transier	88,268	*
John T. Mills	95,921(1)	*
Scott T. Naughton	403,120	*
Brent D. Smith	129,943	*
Lisa M. Buchanan	244,494	*
All executive officers and directors as a Group (9 persons)	2,172,362(1)	2.28%

Greater than 5% Stockholders:
Dreman Value Management LLC Harborside Financial Center Plaza 10, Suite 800 Jersey City, NJ 07311	6,263,830(2)	6.57%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	5,535,035(3)	5.81%
Andrew A. Ziegler and Carlene M. Ziegler Artisan Partners Limited Partnership 875 East Wisconsin Avenue, Suite 800 Milwaukee, Wisconsin 53202	5,306,513(4)	5.57%
Deutsche Bank AG Deutche Investment Management Americas Theodore-Heuss-Allee 70 60468 Frankfurt am Main Federal Republic of Germany	5,041,049(5)	5.29%

____________________________
*Less than 1%.

(1)
Includes 14,734 shares that may be acquired upon the exercise of immediately exercisable options.  These options were issued to Mr. Mills upon conversion of options to acquire Horizon common stock in connection with our acquisition of Horizon in December 2007.

(2)
Based on such holder’s Schedule 13G filed with the SEC on February 14, 2011, as an investment advisor, the holder has (i) sole voting power with respect to 861,600 shares reported, (ii) shared voting power with respect to 81,200 shares reported and (iii) shares dispositive power with respect to 6,263,830 shares reported.

(3)	Based on such holder’s Schedule 13G filed with the SEC on February 3, 2011.

(4)
Based on such holders’ Schedule 13G/A filed jointly with the SEC on February 10, 2011, all of the shares reported are owned by investment advisory clients of Artisan Partners Limited Partnership (“Artisan Partners”), and such clients have the right to receive dividends from and proceeds from the sale of such shares.  Artisan Partners is an investment adviser.  Artisan Partners Holdings LP (“Artisan Holdings”) is the sole limited partner of Artisan Partners; Artisan Investments GP LLP (“Artisan Investments”) is the general partner of Artisan Partners; Artisan Investment Corporation (“Artisan Corp.”) is the general partner of Artisan Holdings; ZFIC, Inc. (“ZFIC”) is the sole stockholder of Artisan Corp.; and Mr. Ziegler and Ms. Ziegler are the principal stockholders of ZFIC.  As disclosed in the Schedule 13G/A, none of Artisan Partners, Artisan Holdings, Artisan Investments, Artisan Corp., ZFIC, Mr. Ziegler and Ms. Ziegler has any knowledge that any client has an interest relating to more than 5% of the class of securities to which the Schedule 13G/A relates.  As investment advisor, the holders have shared voting and dispositive power with respect to 5,306,513 shares reported.

(5)
Based on such holders’ Schedule 13G filed jointly with the SEC on February 11, 2011, all of the shares reported are owned by the Private Clients and Asset Management business group of Deutsche Bank AG and its subsidiaries and affiliates, including Deutsche Investment Management Americas (collectively, “DBAG”).  The Schedule 13G does not reflect securities, if any, beneficially owned by any other business group of DBAG.  As investment advisor, the holders have shared voting and dispositive power with respect to 5,041,049 shares reported.

COMPENSATION DISCUSSION AND ANALYSIS

This section of the Proxy Statement describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our chief executive officer, each person serving as our chief financial officer during 2010, and each of our two other executive officers (our “Named Executive Officers”).  For fiscal 2010, our Named Executive Officers are:

•	Quinn J. Hébert, our Chairman, President and Chief Executive Officer;

•	Scott T. Naughton, our Executive Vice President and Chief Operating Officer

•	Brent D. Smith, our Executive Vice President and Chief Financial Officer;

•	Bruce P. Koch, our former Executive Vice President and Chief Financial Officer; and

•	Lisa M. Buchanan, our Executive Vice President, General Counsel and Secretary.

In this CD&A, we first provide an Executive Summary of our actions and highlights from the fiscal year.  We next explain the principles that guide our Compensation Committee’s executive compensation decisions and the process we follow when setting executive compensation.  Finally, we discuss in detail each component of executive compensation, including the actual results yielded for each Named Executive Officer in fiscal 2010.

Executive Summary

We seek to closely align the interests of our Named Executive Officers with the interests of our stockholders.  The primary objectives of our compensation program are to attract and retain executives, to motivate them to achieve superior performance and to support and implement our business strategies, and to reward those executives for successful performance in a manner commensurate with the rewards given to their peers in our industry. Our compensation program is designed to create a positive environment in which the Named Executive Officers are enthusiastic about and committed to our Company and its objectives, core values and culture, and are working toward the successful long-term performance of the Company.  Our Named Executive Officers’ total compensation is comprised of a mix of base salary, annual cash incentive awards and long-term incentive awards that include both service-based and performance-based equity awards.

2010 Company Performance

We are a marine contractor that provides manned diving, pipelay and pipe burial, platform installation and platform salvage services to a diverse customer base in the offshore oil and natural gas industry.  Like many companies in the oil and gas industry, we experienced challenging market conditions in 2010 as a result of, among other factors, the continued negative effects stemming from the global recession that began in 2008 and the April 2010 Macondo well disaster.  As described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for fiscal year 2010, these factors have significantly and adversely disrupted oil and gas exploration activities in the Gulf of Mexico, causing increased uncertainty in the market and regulatory environment for our industry, and contributed to decreased financial results for 2010 as compared to 2009.  In particular, we generated a net loss of $315.8 million ($3.47 per diluted share) for the year ended December 31, 2010, and we achieved approximately 50% of our budgeted EBITDA target, which is the metric used to gauge Company performance in our annual cash bonus plan.

The Compensation Committee recognized, however, that the Company’s financial performance during 2010 was primarily driven by market conditions, that the Company had positive performance in other operational and management areas, and that the individual Named Executive Officers had performed well during 2010, achieving many of their performance goals.  Despite these positive conclusions, and consistent with our pay-for-performance philosophy, the Compensation Committee did not award the Named Executive Officers cash bonuses for fiscal year 2010, nor did the Committee increase base salaries for 2010 or 2011.

Highlights of Key Actions and Decisions in Fiscal 2010

During 2010, the Compensation Committee accepted management’s recommendation and took the following actions to further align the interests of our Named Executive Officers with our stockholders’ interests:

•
Eliminated all tax gross-up protections from severance and change of control agreements with the Named Executive Officers, as well as similar arrangements with other employees, and adopted a policy against offering tax gross-up protections in the future.

•
Restructured our long-term equity incentive compensation program for 2010 such that 50% of the award is granted in the form of time-vested restricted stock and 50% is awarded in the form of performance share units that are earned and paid based on our total stockholder return for a three-year performance period relative to the total stockholder return of a specified peer group (these awards were made in December 2009 and December 2010).

•
For the performance share units granted to the Named Executive Officers in December 2010, changed the payout upon a change of control from a payout assuming a target level of performance to a payout based on actual performance.

•	Maintained the same aggregate value awarded to the Named Executive Officers in the form of long-term equity incentives with no increase since 2008.

•
Decreased the amount of the target annual cash bonus opportunity for 2010 by 20% from 2009 levels and did not award bonuses for 2010 based on Company financial performance.  Maintained the same reduced target bonus opportunities for 2011.

•	Maintained base salaries at 2008 levels with no increases for 2009, 2010 or 2011.

•	Adopted a policy prohibiting our officers and directors from hedging the economic interest in the Company securities that they hold.

•
Increased the stock ownership level required of our chief executive officer from five to six times his annual base salary (our chief executive officer currently holds shares of our common stock worth more than nine times his annual base salary).

•
Reviewed tally sheets that provide information as to all compensation that is potentially available to our Named Executive Officers, as well as the amount of wealth that our Named Executive Officers have accumulated under our compensation programs.

•	Considered internal pay equity when making compensation determinations with regard to the Named Executive Officers.

•	Expanded our Board’s risk management program to include our Committee’s oversight of the ongoing evaluation of the relationship between our compensation programs and risk.

Compensation Philosophy and Objectives

The primary elements of our executive compensation program are base salary, annual cash bonus and long-term equity incentive awards, and they are designed to:

•	be competitive with our Company’s peer group;

•	reflect the responsibility, complexity and difficulty of each executive’s position;

•	reward both individual and Company performance; and

•	promote pay equity among our employees.

We use each element of compensation to satisfy one or more of our stated compensation objectives by establishing the following targets:

•
total compensation, including base salary, annual cash bonus opportunity and long-term equity incentive grants, should be at levels competitive with peer companies that compete with Cal Dive for executive talent;

•	the annual cash bonus for an executive officer should reflect the achievement of Company-wide financial objectives as well as the achievement of personal performance goals and objectives;

•
each executive’s total cash compensation should be generally in the range of the 50th and 75th percentiles of the members of our peer group with whom we compete for executive talent, based on the individual’s experience level, duties and recent performance by the individual and the Company; and

•
long-term equity incentive compensation should be generally in the range of the 50th and 75th percentiles of our peer group based upon the experience level of the officer, the complexity of the officer’s duties and recent performance by the individual and the Company.

Our Compensation Committee also uses tally sheets as a tool in setting total executive compensation levels.

Compensation Consultants

In order to determine the competitiveness of our executive compensation program as compared to other companies in our industry, our Compensation Committee has engaged independent compensation consultants to assist in the development and review of peer group compensation data.

In 2009, our Compensation Committee engaged Hewitt Associates LLC to prepare a competitive compensation analysis for our Named Executive Officers and our non-employee directors for 2010.  During 2010, the Compensation Committee’s consultant moved from Hewitt to Meridian Compensation Partners, LLC and the Compensation Committee chose to retain Meridian as its advisor based upon a review of Meridian’s experience, qualifications and independence as compared to similar organizations.  The consultant reported to and acted under the direction of our Compensation Committee.  Cal Dive’s senior management received the consultant’s reports and data; however, the Compensation Committee retained and exercised control and authority over the consultant, and neither Hewitt nor Meridian has been engaged to provide any other services for our management or the Company.

As part of its engagement, the consultant evaluated the competitive posture of the levels of each element of our executive compensation program and the compensation mix relative to the marketplace.  The consultant also evaluated the structure and design of our compensation components relative to the marketplace.  The consultant recommended the peer group used for 2010 following discussions with our senior management and our Compensation Committee chair, and considering the prior year’s peer group.  The peer group recommended by the consultant and approved by our Compensation Committee consisted of the following companies:

Dril-Quip Inc.	Oceaneering International, Inc.
Global Industries Ltd.	Superior Energy Services Inc.
Gulfmark Offshore Inc.	TETRA Technologies Inc.
Helix Energy Solutions Group, Inc.	Tidewater Inc.
Hercules Offshore Inc.	Trico Marine Services, Inc.
Newpark Resources, Inc.

The peer group had median 2008 revenues, market capitalization and enterprise value of $1.1 billion, $830 million and $1.3 billion, respectively, compared to Cal Dive’s 2008 revenues, market capitalization and enterprise value of $857 million, $712 million and $944 million, respectively.

The consultant provided data on total compensation (base salary, total cash compensation including bonus, and long-term equity awards) with respect to the 25th, 50th and 75th percentile from the peer group analysis, and presented this data to our Compensation Committee and senior management for their respective review and analysis. The consultant’s analysis was considered by the Compensation Committee when making equity grants to the executive officers in December 2009 and in setting 2010 compensation.

In May 2010, the Compensation Committee engaged Meridian to prepare a competitive compensation analysis for our Named Executive Officers and our non-employee directors for 2011.  In December 2010 the Compensation Committee approved the removal of Trico Marine Services, Inc. from the peer group for its 2011 compensation decisions as a result of Trico’s bankruptcy and cessation of its stock listing on NASDAQ.  The peer group had median 2009 revenues, and market capitalization and enterprise value as of September 30, 2010 of $897 million, $990 million and $1.7 billion, respectively, compared to Cal Dive’s 2009 revenues, and September 30, 2010 market capitalization and enterprise value of $829 million, $515 million and $713 million, respectively.

Role of Executive Officers in Compensation Decisions

Our Chief Executive Officer and Chief Financial Officer review the consultants’ reports and evaluate each Named Executive Officer’s compensation based upon his or her experience level, the difficulty and complexity of the position, and the compensation of peer level officers in peer group companies.  Our Chief Executive Officer also reviews the performance of each Named Executive Officer other than himself and makes recommendations to our Compensation Committee regarding base salary adjustments, cash bonus opportunity amounts and payouts, and equity incentive compensation awards for each of those officers.  Although the Compensation Committee considers the Chief Executive Officer’s recommendations, the Compensation Committee makes all final determinations regarding executive officer compensation.

Compensation Components

As described above, annual executive compensation for the Named Executive Officers consists of base salary, cash bonus and long-term equity incentive awards plus employee benefits. At its December 2009 meeting, our Compensation Committee established the base salary and bonus opportunity amounts for each of the Named Executive Officers for 2010.

The Compensation Committee does not use a rigid formula for allocating between cash and non-cash compensation, and retains authority to adjust any element of an executive’s compensation as it deems appropriate.  Total cash compensation (salary plus annual cash bonus) is designed to recognize each individual officer’s responsibilities, role in the organization, and experience and contributions to the Company, whereas the purpose of long-term equity-based compensation (including restricted stock awards, performance share units and shares that may be acquired through a tax-qualified employee stock purchase plan) is to align employee and stockholder interests, as well as to attract, retain and motivate employees.

We believe it is important that we monitor the compensation practices of our peer group with whom we compete for executive talent.  Based on the analysis prepared by the consultant, the elements of our compensation program, as well as the percentage mix of the various elements, are generally in line with those of our peer companies.  The compensation package mix for the Named Executive Officers for fiscal 2010 consisted of total cash compensation of approximately 42% of total compensation, compared to our peer group mix of approximately 34%, with base salaries of approximately 22% of total compensation compared to our peer group’s mix of approximately 23%.

While risk-taking is a necessary part of growing a business, the Compensation Committee has focused on aligning our compensation policies with the long-term interests of Cal Dive and avoiding short-term rewards for management decisions that could pose long-term risks to Cal Dive.  Although a significant portion of our executive compensation program is performance-based, we believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive or unnecessary risk-taking.  With the addition of the performance share units awarded to our Named Executive Officers in December 2009 and 2010 as described below under “Long-Term Equity Compensation,” approximately 49% of each such officer’s total compensation is performance-based, or at-risk, with about 20% based on short-term, and 29% based on long-term, objectives.  In addition, the multi-year vesting of our equity awards help mitigate risk, and our stock ownership guidelines ensure that each executive will have a significant amount of personal wealth tied to the long-term holdings in our stock.

Base Salary

In setting base salaries for 2010, our Compensation Committee reviewed the information provided by the consultant regarding compensation of executive officers at our peer group companies and the recommendations of our Chief Executive Officer, and determined that increases were appropriate to bring the base salaries for Named Executive Officers up to approximately the 50th percentile of our peer group.  Due to the continued uncertainty created by the global recession that began in 2008; however, the Compensation Committee accepted management’s recommendation that there be no increases in base salaries for 2010.  Upon Mr. Smith’s promotion to the Chief Financial Officer position in August 2010, his base salary was increased to $276,000, which was the base salary paid in 2009 to our then-current chief financial officer.  As a result of the decision not to increase base salaries for 2010, our Named Executive Officers were in approximately the 30th percentile of our peer group for base salaries.

In December 2010, our Compensation Committee reviewed updated information provided by Meridian regarding compensation of executive officers at our peer group companies to make decisions regarding 2011 base salaries.  Again, due to the continued negative effects from the global recession and the April 2010 Macondo well disaster on our industry and our Company, for the third consecutive year the Compensation Committee accepted management’s recommendation that there be no increases in base salaries in 2011 for the Named Executive Officers.  Based on the latest peer group data provided by Meridian, this action places our Named Executive Officer base salaries in the 34th percentile of our peer group companies.

Annual Cash Bonus

Under our annual cash bonus plan, our executive officers are eligible to receive a cash bonus equal to a percentage of their base salary based on the achievement of pre-established Company financial and personal performance goals.  If the Company achieves results on its financial performance goal that fall within minimum and maximum percentages set by the Compensation Committee, the individual would earn a corresponding percentage of the Company performance component of his or her target bonus award.  The personal performance component would be earned if the individual achieved specified personal goals established for the year by the individual and his or her supervisor, but only if the Company achieved at least an established minimum percentage of its financial performance goal for the year.

In December 2009, our Compensation Committee reviewed the updated peer group data provided by the consultant which showed that the 2009 target bonus opportunities for our Named Executive Officers fell near the 75th percentile of our peer companies.  Although the Company had performed well in 2009, achieving 98% of its financial goals despite the global recession that began in 2008, there was significant uncertainty in late 2009 regarding our customers’ expected capital spending levels for 2010.  Therefore, as shown below, the 2010 target bonus amounts for the Named Executive Officers established by the Compensation Committee at its December 2009 meeting, were set at levels approximately 20% below the target bonus opportunities that had been set for 2009.  As a result, the 2010 target bonus opportunities for our Named Executive Officers fell between the 50th and 75th percentile of our peer companies.

	2009 Bonus Opportunity			2010 Bonus Opportunity
	% of Base Salary			% of Base Salary
Named Executive Officers:	Minimum	Target	Maximum	Minimum	Target	Maximum
Quinn J. Hébert	111	130	150	88	104	120
Scott T. Naughton	81	96	110	66	77	89
Bruce P. Koch(1)	―	―	―	78	92	105
Brent D. Smith(2)	―	―	―	85	100	115
Lisa M. Buchanan	74	87	100	60	70	81

(1)
In November 2009, Mr. Koch was appointed as our Executive Vice President, Chief Financial Officer and Treasurer, although he was not eligible for an award under our annual cash bonus plan for 2009. In the terms of his employment offer, Mr. Koch’s 2010 bonus target was set at $275,000, which was commensurate with the bonus he received from his prior employer.

(2)
Mr. Smith was not an executive officer in 2009.  When Mr. Smith was promoted to the Chief Financial Officer position in August 2010, his 2010 target bonus was increased to $275,000, based on the bonus target that had been set for Mr. Koch.  However, Mr. Smith’s base salary was set at the base salary that had been paid in 2009 to our then-current chief financial officer, which was below Mr. Koch’s base salary, so the bonus targets as a percentage of base salary are higher than Mr. Koch’s.

For 2010, the annual cash bonus program for each of the Named Executive Officers was based on the following:

•	60% the Company’s financial performance goal; and

•	40% personal performance goals.

As established by the Compensation Committee in early 2010, the Company performance goal for 2010 was based on the Company achieving $160 million in EBITDA for the year.  Further, the minimum percentage of this goal required in order for the personal performance component of the target bonus to be earned was 50%, and the minimum and maximum percentages within which the executive officers could earn the Company performance component of their target bonuses was 75% and 125% of this goal, respectively.  In establishing the 2010 annual incentive criteria for the Named Executive Officers, the Compensation Committee reserved the right to use its discretion to increase or decrease the payout amount that would be generated by the pre-established formula, whether resulting from personal performance criteria or one of the budget related financial goals.

Each Named Executive Officer’s personal performance goals were discussed and agreed to by the applicable officer and the Chief Executive Officer and provided to the Compensation Committee for review and approval.  The Compensation Committee approved the personal performance goals for each executive and determined that 30% of the personal performance portion of the annual bonus for 2010, or 12% of the total target bonus amount, would be awarded based solely on the discretion of the Compensation Committee.

For 2010, the personal performance goals for the Named Executive Officers primarily included the following:

Named Executive Officer	Personal Performance Goals
Quinn J. Hébert
• lead the Company’s expansion strategy into international areas safely and profitably;
• lead the Company’s focus on cost control measures and client relations in the challenging operating environment expected for 2010; and
• achieve significant improvement in safety performance.

Scott T. Naughton
• manage cost controls and client relations in regards to winning and executing awarded work;
• achieve significant improvement in safety performance;
• manage the Company’s capital plan and operating budget; and
• lead the Company’s expansion strategy in international areas safely and profitability.

Bruce P. Koch/ Brent D. Smith
• continue successful implementation of enterprise reporting platform and enterprise risk management program;
• lead timely and accurate preparation and filing of regulatory and financial reports and cost-effective internal control compliance;
• manage and maintain compliance with credit facility covenants and relationships with lenders; and
• monitor, communicate and manage our exposure to customers and other counterparties.

Lisa M. Buchanan
• effectively advise on Board governance, corporate strategy and initiatives, legal matters, investor relations, contract management and regulatory and legal compliance;
• lead timely and accurate preparation and filing of regulatory reports; and
• lead successful and cost-effective resolution of legal claims and disputes.

In early 2011, the Compensation Committee considered the Company’s 2010 financial performance and the individual performance of the Named Executive Officers.  The Compensation Committee recognized that the Company barely achieved 50% of its budgeted EBITDA target of $160 million.  A reconciliation of 2010 reported EBITDA, a non-GAAP financial measure, to reported net income for 2010 is as follows:

Year Ended December 31, 2010
(in thousands)
EBITDA (unaudited)	$79,867
Less: Depreciation and amortization	68,961
Less: Non-cash stock compensation expense	7,427
Less: Interest expense, net	9,060
Less: Income tax expense (benefit)	(5,443)
Less: Non-cash goodwill impairment charge	292,469
Less: Non-cash fixed asset impairment charge	23,242
Net income (loss)	$(315,849)

The Compensation Committee recognized that the Company experienced challenging market conditions in 2010 as a result of the continued negative effects stemming from the global recession that began in 2008 and the April 2010 Macondo well disaster.  The Committee noted that despite these extreme market conditions, management accomplished the following: (i) the Company successfully managed its cost control measures and maintained important client relations in 2010; (ii) the Company successfully managed its balance sheet in terms of debt levels and maintained liquidity in the face of a very volatile and uncertain financial and economic climate, particularly by management’s successful negotiation of an amendment to the Company’s credit facility that increased financial covenants and deferred the amortization of a portion of its term debt; and (iii) the Company achieved significant improvements in its safety performance.  After considering these factors and evaluating each officer’s achievement of his or her personal performance goals, and although the Committee recognized the hard work of the Named Executive Officers in dealing with extremely difficult market conditions in 2010, the Compensation Committee determined to accept management’s recommendation not to award annual cash bonuses to the Named Executive Officers for 2010.

Long-Term Equity Compensation

We believe that providing long-term equity incentive compensation to our executives advances the best interests of the Company and its stockholders by providing those persons who have substantial responsibility for the management and growth of our Company with additional performance incentives that align their economic interests with the interests of our stockholders.  We have historically viewed time-vested restricted stock awards as the most efficient way to reward our executive officers due to the historic volatility of our stock and the stock of companies in our industry.  Currently, restricted stock as a form of long-term equity incentive compensation is widely used in the energy industry and particularly by our peer group.  We believe that in a cyclical industry like ours, the use of restricted stock encourages executives to remain with our Company throughout periods of stock price volatility.  In December 2009, our Compensation Committee approved a change in the design of our long-term incentive plan by making 50% of the long-term incentive award in the form of restricted stock and 50% in the form of performance share units.

Annual grants of equity incentive compensation are usually made in December of each year, with the number of shares or units granted based on the dollar value of each award divided by the closing price for the Company’s common stock on the date of grant.  The aggregate value of the long-term equity incentives granted to our Named Executive Officers has been maintained at the same level since the awards made in February 2008 (postponed from our usual December timeframe due to an acquisition closing in December 2007).  In February 2008, the aggregate value was targeted, based on then-available peer group compensation data, to fall at the 75th percentile of our peer group companies because our Compensation Committee wanted to give our Named Executive Officers a meaningful stake in the Company to closely align their interests with the interests of our stockholders.  In February and December 2008, the awards were made entirely in the form of shares of restricted stock.  Based on the peer group data, the value of the equity incentives awarded in December 2008 fell slightly above the 50th percentile of our peer companies.

In December 2009, the Compensation Committee granted to each of the Named Executive Officers a long-term equity incentive with the same aggregate value as was awarded in 2008, except for Mr. Koch, who received the value that had been contained in his offer of employment in November 2009.  The value of the long-term equity incentives awarded to Mr. Koch was equivalent to the amount that had been awarded in the prior year to our former chief financial officer.  Instead of granting the entire award in shares of restricted stock, however, the Committee granted 50% of the award value in shares of restricted stock and 50% in the form of performance share units, as described below.  The number of shares of restricted stock awarded was based on the closing price of our common stock on the date of grant, vesting over a three-year period.  The number of performance share units awarded was also based on the closing price of our common stock on the date of grant.  Based on the peer group data, the value of the equity incentive awards made in December 2009 fell slightly above the 50th percentile of our peer companies.

In December 2010, the Compensation Committee continued this award methodology and granted to each of the Named Executive Officers long-term equity incentives with the same aggregate value as was awarded in 2009 and 2008, except for Mr. Smith.  Mr. Smith received the value that had been granted to Mr. Koch in December 2009, but he also received a grant of additional shares of restricted stock to recognize his mid-year promotion to the Chief Financial Officer position.  As in 2009, the number of shares of restricted stock and performance share units was based on the closing price of our common stock on the date of grant, and the restricted stock vests over a three-year period.  Based on the peer group data, the incentive awards made in December 2010 fell slightly below the 50th percentile of our peer companies.

Each performance share unit represents the contingent right to receive the cash value of a share of our common stock dependent upon our total stockholder return relative to our peer companies over a three-year performance period.  Based on the achievement of the performance goals, the units vest 100% at the end of the performance period and are payable in cash unless the Compensation Committee determines to pay in stock.  The awards are earned to the extent our total stockholder return (“TSR”) for the three-year performance period meets or exceeds certain thresholds relative to the total stockholder return for the peer group companies discussed above under “Compensation Consultants.”

The grant of performance share units to each Named Executive Officer represents the target award.  If our TSR at the end of the performance period is at the 50th percentile relative to the peer group, 100% of the target award will be earned; if our TSR is below the 25th percentile, no award will be paid, and if our TSR is at or above the 100th percentile relative to the peer group, each Named Executive Officer has the opportunity to receive a maximum payout equal to 200% of the units granted to him or her.  If we have a negative TSR over the performance period, there will be no payout if our TSR is at or below the 25th percentile relative to the peer group, and the maximum award that can be earned is 100% of the units granted if our negative TSR is at the 100th percentile relative to the peer group.

For the performance share units granted in December 2009, the award agreement provides that upon a change of control, the units will immediately vest at 100% assuming that a target level of performance had been achieved.  For the performance share units granted in December 2010, the award agreement provides that upon a change of control the units will vest immediately, but the amount paid with respect to the units will be based on the Company’s actual performance over an adjusted performance period ending on the effective date of the change of control.

Perquisites

Our Named Executive Officers participate in employee benefit plans generally available to all employees.  We do not provide defined benefit pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.  Other than the severance agreements discussed below, we do not provide any perquisites or other personal benefits to our Named Executive Officers that are not provided generally to all employees.

Severance Benefits

Effective as of January 1, 2008, our Compensation Committee approved Severance and Change of Control Agreements for each of the Named Executive Officers that provide certain severance payments and benefits if the officer is terminated under certain circumstances that are described in detail below under “Potential Payments Upon Termination or Change in Control.”  The Severance and Change of Control Agreements are designed to promote stability and continuity of senior management.  We believe that severance protection, particularly in the change of control context, can play a valuable role in attracting and retaining key executive officers by providing protections commonly found in the marketplace.  The original agreements with the Named Executive Officers included an excise tax gross-up provision.  During 2010, the Compensation Committee adopted a policy against offering tax gross-up protections in the future, and in September 2010, the existing Severance and Change of Control Agreements for the Named Executive Officers were amended to remove the tax gross-up provision.  Although we consider these severance protections an important part of benefits afforded our executives, the existence of these arrangements does not impact our decisions regarding other components of our executive compensation program.

Upon Mr. Smith’s promotion to the Chief Financial Officer position in August 2010, he received a Severance and Change of Control Agreement containing the same level of severance benefits as Mr. Naughton and Ms. Buchanan (as such agreements were amended to remove the excise tax gross-up provision).

Upon the commencement of his employment in November 2009, Mr. Koch received a Severance and Change of Control Agreement containing the same level of severance benefits as Mr. Naughton and Ms. Buchanan.  Upon Mr. Koch’s departure from Cal Dive in August 2010, and in accordance with the terms of his agreement, Mr. Koch was paid a cash severance payment of $550,000, and the vesting of 14,806 shares of restricted stock that had been granted to him in December 2009 was accelerated.  The remaining 29,614 shares of restricted stock and all 44,420 performance share units granted to him in December 2009 were forfeited.  He also received one year of continued health, disability and life insurance benefits.

Stock Ownership Guidelines

In 2009, the Board adopted stock ownership guidelines for our officers, including our Named Executive Officers, requiring such officers to accumulate over a five-year period shares of our common stock worth five times (in the case of the Chief Executive Officer) or three times (in the case of the other Named Executive Officers) each such officer’s annual base salary.  In 2010, the stock ownership guideline for our Chief Executive Officer was increased to six times his annual base salary.  Shares of restricted stock granted to such officers are counted toward these stock ownership guidelines.  Currently, our Named Executive Officers own shares of our common stock worth approximately the following multiples of their respective annual base salaries:

Quinn J. Hébert	9.6x
Scott T. Naughton	6.6x
Brent D. Smith	2.9x
Lisa M. Buchanan	5.7x

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits us from deducting more than $1 million in compensation paid to certain executive officers in a single year.  An exception to the $1 million limit is provided for “performance-based compensation” that meets certain requirements, including approval by the stockholders.  The annual cash compensation paid and the restricted stock granted to our executive officers have not been structured to qualify as performance-based compensation under Section 162(m).  As a result, not all of the compensation paid to our Chief Executive Officer and certain of our other executive officers for 2010 will be deductible by us.  The performance share units awarded to our executive officers have been structured to qualify as performance-based compensation under Section 162(m).

In general, our Compensation Committee attempts to structure the compensation of our Named Executive Officers to qualify for the exception to Section 162(m); however, it does not have a formal policy requiring all compensation to be deductible.  Our Compensation Committee continues to monitor compensation levels and may consider restructuring our executive compensation programs in the future to fall within the performance-based exception under Section 162(m).  However, we may forego future tax deductions if we believe it is in the best long-term interests of our stockholders.

Other Benefits

Prior to 2010, all employees (including our executive officers) who participate in our 401(k) plan received matching funds in an amount equal to 50% of the employee’s contribution, up to 5% of salary (including bonus) subject to contribution limits.  Management decided to suspend this match for 2010 and 2011.

Prior to 2010, we also offered all employees (including our executive officers) the opportunity to buy Company stock through a tax-qualified Employee Stock Purchase Plan.  Under this plan, employees may choose to buy shares of Company stock at a 15% discount to the market price (subject to certain limitations).  The objective is to encourage employees to participate in the ownership of the Company and to allow employees to share in the value of our stock over time.  At the end of 2009, almost all of the shares authorized to be issued under this plan had been issued, and management decided to suspend the plan indefinitely.

REPORT OF THE COMPENSATION COMMITTEE ON
FISCAL 2010 EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” to be included in the Company’s 2011 Proxy Statement on Schedule 14A, filed pursuant to Section 14(a) of the Exchange Act.  Based on that review and discussion, the Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and Annual Report on Form 10-K.

COMPENSATION COMMITTEE:
William L. Transier, Chair
David E. Preng
John T. Mills

EXECUTIVE COMPENSATION

2010 Summary Compensation Table

The following table summarizes the compensation for the last three fiscal years for each of the Named Executive Officers:

Name and Principal Position	Year	Salary		Bonus (1)		Stock Awards		Non-Equity Incentive Plan Compensation (1)		All Other Compensation (2)		Total
Quinn J. Hébert	2010	$541,000		$—		$1,824,992	(3)	$—	(4)	$—		$2,365,992
Chairman, President and	2009	541,000		—		2,023,479	(5)	699,000	(6)	6,125		3,269,604
Chief Executive Officer	2008	541,000		—		3,650,002	(7)	767,340	(8)	5,625		4,963,967

Scott T. Naughton	2010	376,000		—		820,996	(3)	—	(4)	—		1,196,996
Executive Vice President and	2009	376,000		—		910,286	(5)	357,000	(6)	6,125		1,649,411
Chief Operating Officer	2008	376,000		—		1,641,997	(7)	368,480	(8)	5,625		2,392,102

Bruce P. Koch(9)	2010	196,970		—		—		—	(4)	550,000	(11)	746,970
Former - Executive Vice President	2009	47,500		46,000	(10)	697,394	(5)	—	(6)	312		791,206
and Chief Financial Officer

Brent D. Smith(9)	2010	204,134	(12)	—		943,494	(3)(12)	—	(4)	—		1,147,628
Executive Vice President and
Chief Financial Officer

Lisa Buchanan	2010	263,000		—		532,990	(3)	—	(4)	—		795,990
Executive Vice President,	2009	263,000		—		590,963	(5)	227,000	(6)	6,125		1,087,088
General Counsel and Secretary	2008	263,000		—		1,065,994	(7)	213,640	(8)	5,625		1,548,259
____________________________
(1)	The compensation reflected is based on the applicable year’s performance but was paid in the following fiscal year.

(2)
Except for the 2010 amount reflected for Mr. Koch, consists of matching contributions made by the Company through its Retirement Plan. Our Retirement Plan is a 401(k) retirement savings plan under which for 2008 and 2009 we matched 50% of employees’ pre-tax contributions up to 5% of cash compensation (including bonus) subject to contribution limits.  We suspended the matching contributions for 2010.

(3)
Reflects the aggregate grant date fair value of shares of restricted stock and performance share units awarded in December 2010, determined by reference to the closing price of our common stock on the date of grant.  The total award was made 50% in shares of restricted stock and 50% in performance share units, except in the case of Mr. Smith, who received two-thirds of his award in restricted stock and one-third in performance share units due to additional shares of restricted stock awarded to him in recognition of his mid-year promotion to the Chief Financial Officer position.  The restricted stock vests one-third per year over three years.  Each performance share unit represents a contingent right to receive the cash value of one share of our common stock dependent upon our total stockholder return relative to a peer group of companies over a three-year performance period ending on December 31, 2013.  The units vest 100% on December 31, 2013 and are payable in cash unless the Compensation Committee determines to pay in stock.  A maximum of 200% of the number of performance share units granted may be earned if performance at the maximum level is achieved.  Thus, the maximum aggregate grant date fair value of the 2010 stock awards for each of the Named Executive Officers assuming maximum payout of the performance share units is as follows:  for Mr. Hébert - $2,737,488; for Mr. Naughton - $1,231,494; for Mr. Smith - $1,257,990; and for Ms. Buchanan - $799,485.

(4)
For 2010, the Named Executive Officers were eligible for annual cash incentives based 60% on Company financial goals and 40% on personal performance goals.  Based on the Company’s performance compared to a pre-established consolidated EBITDA goal, no bonuses were paid to the Named Executive Officers for 2010.  For more information, see section titled “Compensation Discussion and Analysis.”

(5)
Reflects the aggregate grant date fair value of shares of restricted stock and performance share units awarded in December 2009, determined by reference to the closing price of our common stock on the date of grant for the restricted stock, and an independent valuation report as of the date of grant for the performance share units.  The total award was made 50% in shares of restricted stock and 50% in performance share units.  The restricted stock vests one-third per year over three years.  Each performance share unit represents a contingent right to receive the cash value of one share of our common stock dependent upon our total stockholder return relative to a peer group of companies over a three-year performance period ending on December 31, 2012.  The units vest 100% on December 31, 2012 and are payable in cash unless the Compensation Committee determines to pay in stock.  A maximum of 200% of the number of performance share units granted may be earned if performance at the maximum level is achieved.  Thus, the maximum aggregate grant date fair value of the 2009 stock awards for each of the Named Executive Officers assuming maximum payout of the performance share units is as follows:  for Mr. Hébert - $3,134,459; for Mr. Naughton - $1,410,073; for Mr. Koch - $1,080,295; and for Ms. Buchanan - $915,429.

(6)
For 2009, the Named Executive Officers were eligible for annual cash incentives based 60% on Company financial goals and 40% on personal performance goals.  The actual payments to such officers consisted of amounts based on our performance compared to a pre-established consolidated EBITDA goal and the individual achieving personal performance goals.  Mr. Koch’s employment started in November 2009 and thus he was not eligible for an award under our annual cash bonus plan, although the Compensation Committee did award him a discretionary bonus.  For more information, see the section titled “Compensation Discussion and Analysis.”

(7)
Relates to grants of our restricted stock made on February 27, 2008 and December 19, 2008.  Amounts shown reflect the aggregate grant date fair value of the awards, determined by reference to the closing price of our common stock on the date of grant.  We typically make awards of equity-based compensation in December of each year.  The award that should have been made in December 2007 was delayed to February 2008 due to the closing of our acquisition of Horizon in December 2007.  Thus, there was no award of equity-based compensation to the Named Executive Officers in 2007, and there were two awards in 2008.

(8)
For 2008, the Named Executive Officers were eligible for annual cash incentives based on Company financial performance and personal performance goals.  The actual payments to such officers consisted of amounts based on our domestic and international groups’ performance compared to pre-established pre-tax income goals, the Company’s performance compared to a pre-established consolidated EBITDA goal and the individual achieving personal performance goals.

(9)
Mr. Koch joined the Company as Executive Vice President, Chief Financial Officer and Treasurer on November 4, 2009.  He served in that capacity until August 25, 2010, when he was replaced by Brent D. Smith, our former Vice President of Finance.  In accordance with the terms of his Severance and Change of Control Agreement, upon Mr. Koch’s departure from Cal Dive, the vesting of 14,806 shares of restricted stock granted to him in December 2009 was accelerated, and the remaining 29,614 shares of restricted stock and all 44,420 performance share units granted in December 2009 were forfeited.

(10)	For 2009, Mr. Koch was eligible for a discretionary bonus in a prorated amount of his 2010 bonus target up to $46,000.

(11)	Represents the lump-sum severance payment paid to Mr. Koch upon his departure from Cal Dive in accordance with the terms of his Severance and Change of Control Agreement.

(12)
Mr. Smith was promoted to serve as our Executive Vice President, Chief Financial Officer and Treasurer on August 25, 2010, at which time his base salary was increased from $165,000 to $276,000.  Mr. Smith received a special one-time grant of 54,696 additional shares of restricted stock in his December 2010 grant to recognize his mid-year promotion.

Grants of Plan-Based Awards in Fiscal Year 2010

The following table sets forth certain information with respect to grants of plan-based awards during the fiscal year ended December 31, 2010 to each of our Named Executive Officers.  All equity awards were made through our 2006 Long-Term Incentive Plan (the “2006 Plan”).

		Estimated Possible	Estimated Future	All Other
		Payouts Under	Payouts Under	Stock Awards:	Grant Date
		Non-Equity Incentive	Equity Incentive	Number of	Fair Value
		Plan Awards (1)	Plan Awards (2)	Shares of	of Stock
	Grant	Threshold/Target/	Threshold/Target/	Stock or	and Option
Name	Date	Maximum ($)	Maximum (#)	Units (#) (2)	Awards ($)
Quinn J. Hébert
Annual Cash Incentive	—	$478,550/563,000/647,450	—	—	$—
Restricted Stock Grant	12/09/10	—	—	158,695	912,496
Performance Share Unit Grant	12/09/10	—	0/158,695/317,390	—	912,496

Scott T. Naughton
Annual Cash Incentive	—	246,500/290,000/333,500	—	—	—
Restricted Stock Grant	12/09/10	—	—	71,391	410,498
Performance Share Unit Grant	12/09/10	—	0/71,391/142,782	—	410,498

Bruce P. Koch (3)
Annual Cash Incentive	—	233,750/275,000/316,250	—	—	—

Brent D. Smith
Annual Cash Incentive	—	233,750/275,000/316,250	—	—	—
Restricted Stock Grant	12/09/10	—	—	109,391	628,998
Performance Share Unit Grant	12/09/10	—	0/54,695/109,390	—	314,496

Lisa M. Buchanan
Annual Cash Incentive	—	156,400/184,000/211,600	—	—	—
Restricted Stock Grant	12/09/10	—	—	46,347	266,495
Performance Share Unit Grant	12/09/10	—	0/46,347/92,694	—	266,495

(1)
Reflects threshold, target and maximum bonus opportunity under our annual incentive bonus plan.  For 2010, the annual incentive bonus plan was structured such that 40% of the target bonus was based on the achievement of personal performance goals and 60% was based on the achievement of a Company financial target.  A participant could earn between 75% and 125% of the Company financial performance component based on the level of actual performance by the Company relative to its financial target.  No bonuses were paid for 2010 performance.  See the sections titled “Compensation Discussion and Analysis” and “Executive Officer Compensation – 2010 Summary Compensation Table.”

(2)
The shares of restricted stock vest one-third per year over three years and vest in full upon a change of control as defined in the 2006 Plan.  The performance share units represent the contingent right to receive the cash value of a share of our common stock dependent upon our total stockholder return relative to a peer group of companies over a three-year performance period ending on December 31, 2013.  The units vest 100% on December 31, 2013 and are payable in cash unless the Compensation Committee determines to pay in stock.  A maximum of 200% of the number of performance share units granted may be earned if performance at the maximum level is achieved.

(3)	Mr. Koch departed from Cal Dive on August 25, 2010.

Outstanding Equity Awards at December 31, 2010

The following table sets forth certain information with respect to the value of all unvested restricted stock and performance share units previously awarded to the Named Executive Officers as of the end of the fiscal year ended December 31, 2010.  There were no unexercised options outstanding at December 31, 2010.

	Stock Awards
Name	No. of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Quinn J. Hébert	63,693	(1)	$361,139	(2)	128,884	(3)	$730,772	(2)
	106,002	(4)	601,031	(2)	158,695	(5)	899,801	(2)
	173,260	(6)	982,384	(2)
	85,923	(7)	487,183	(2)
	158,695	(8)	899,801	(2)

Scott T. Naughton	29,808	(1)	169,011	(2)	57,980	(3)	328,747	(2)
	47,687	(4)	270,385	(2)	71,391	(5)	404,787	(2)
	77,943	(6)	441,937	(2)
	38,654	(7)	219,168	(2)
	71,391	(8)	404,787	(2)

Bruce P. Koch	―	(9)	―		―		―

Brent D. Smith	2,386	(10)	13,529	(2)	6,309	(3)	35,772	(2)
	7,073	(6)	40,104	(2)	54,695	(5)	310,121	(2)
	4,206	(7)	23,848	(2)
	109,391	(8)	620,247	(2)

Lisa Buchanan	17,428	(1)	98,817	(2)	37,641	(3)	213,424	(2)
	30,959	(4)	175,538	(2)	46,347	(5)	262,788	(2)
	50,601	(6)	286,908	(2)
	25,094	(7)	142,283	(2)
	46,347	(8)	262,787	(2)
____________________________
(1)
Shares of our restricted stock granted on December 19, 2006.  Shares with respect to 53% vest in annual 20% increments over a five-year period from the date of grant, shares with respect to 28.4% vest in annual 20% increments over a five-year period from December 19, 2007, and the balance vests in annual 20% increments over a five-year period from December 19, 2008.

(2)	Based on the closing sales price of our common stock on December 31, 2010 of $5.67.
(3)	Performance Share Units granted on December 10, 2009. The units vest 100%, dependent upon our stock performance relative to our peer group companies, on December 31, 2012.
(4)	Shares of our restricted stock granted on February 27, 2008. The shares vest 20% per year over a five-year period.
(5)	Performance Share Units granted on December 9, 2010. The units vest 100%, dependent upon our stock performance relative to our peer group companies, on December 31, 2013.
(6)	Shares of our restricted stock granted on December 19, 2008. The shares vest 20% per year over a five-year period.
(7)	Shares of our restricted stock granted on December 10, 2009. The shares vest one-third per year over a three-year period.
(8)	Shares of our restricted stock granted on December 9, 2010. The shares vest one-third per year over a three-year period.
(9)
Mr. Koch was no long employed by the Company at year-end.  Upon his departure from Cal Dive and in accordance with his Severance and Change of Control Agreement, the vesting of 14,806 shares of restricted stock granted to him in December 2009 was accelerated, and the remaining 29,614 shares of restricted stock were forfeited.  All 44,420 performance share units granted to him in December 2009 were forfeited.

(10)	Shares of our restricted stock granted on December 19, 2007. The shares vest 20% per year over a five-year period.

Option Exercises and Stock Vested During 2010

The following table sets forth certain information regarding the vesting of restricted stock during the fiscal year ended December 31, 2010 for each of the Named Executive Officers.  There were no stock option exercises during 2010.

	Stock Awards
Name	No. of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Quinn J. Hébert	35,334	(1)	$250,165
	139,176	(2)	803,046

Scott T. Naughton	15,895	(1)	112,537
	63,307	(2)	365,281
	893	(3)	11,073
	994	(3)	12,326

Bruce P. Koch	14,806	(4)	69,736

Brent D. Smith	5,654	(2)	32,624

Lisa M. Buchanan	10,319	(1)	73,059
	39,937	(2)	230,437
	836	(5)	9,004
________________________________
(1)	Represents shares of our restricted stock vested on March 1, 2010 (the first trading day following February 27, which was a Saturday), on which day the closing price of our common stock was $7.08.
(2)	Represents shares of our restricted stock vested on December 20, 2010 (the first trading day following December 19 which was a Sunday); on which day the closing price of our common stock was $5.77.
(3)	Represents shares of Helix restricted stock vested on January 4, 2010 (the first trading day following January 3, which was a Sunday); on which day the closing price of Helix common stock was $12.40.
(4)	Represents shares of our restricted stock vested on August 26, 2010; on which day the closing price of our common stock was $4.71.
(5)	Represents shares of Helix restricted stock vested on June 30, 2010; on which day the closing price of Helix common stock was $10.77.

Employment Agreements and Change of Control Provisions Related to Named Executive Officers

On February 27, 2008, the Compensation Committee of our Board of Directors approved Severance and Change of Control Agreements between the Company and each of Messrs. Hébert and Naughton, and Ms. Buchanan.  These agreements provide for certain severance benefits upon a termination of the executive’s employment both prior to and following a change of control, as defined in the agreements.  Mr. Koch received the same agreement upon the commencement of his employment in November 2009.  Mr. Smith received the same agreement upon his promotion to Executive Vice President, Chief Financial Officer and Treasurer in August 2010, except as described below.

Each of the agreements provides, among other things, that until the first or second anniversary date of termination of the executive’s employment with us (depending on the event of termination), the executive shall not, directly or indirectly, anywhere in the world where we are then doing business, engage in any business in direct competition with our subsea marine construction business.

If during the term of the agreements, an executive terminates his or her employment for “Good Reason” or is terminated without “Cause” prior to a “Change of Control,” such executive would (a) receive a lump sum payment from us equal to one times the sum of the executive’s then current annual base salary and a prorated portion of his or her target bonus for the year (based on the number of days in the year preceding the date of termination), (b) have accelerated vesting of any stock options, restricted stock or restricted stock units granted to the executive that were scheduled to vest by their terms within 12 months following the date of termination and (c) continue to receive welfare plan and other benefits from us for a period of one year.

In the case of a termination of the executive’s employment without “Cause” or by the executive with “Good Reason” within two years after a “Change of Control,” the executive would (a) receive a lump sum payment from us equal to 2.99 times (in the case of Mr. Hébert) or two times (in the case of the other executives) the sum of the executive’s then current base salary and target bonus for the year, (b) have accelerated vesting of all stock options, restricted stock and restricted stock units granted to the executive prior to the date of termination and (c) continue to receive welfare plan and other benefits from us for a period of two years.

For purposes of the agreements, “Good Reason” includes a material reduction of the executive’s base salary, a material diminution in the executive’s duties and status, changes in the location at which the executive is based and certain breaches of the agreement.  The definition of a “Change of Control” for purposes of the agreements is the same as that contained in our 2006 Plan, as it was amended and restated in 2007, and would be deemed to occur upon the acquisition by any person or group of 30% or more of our outstanding stock, consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of our assets, or upon the individuals constituting our Board ceasing to constitute at least a majority of the Board.  Finally, for purposes of the agreements, “Cause” includes the executive’s breach of the agreement or certain policies of the Company, felony conviction, knowing falsification of reports filed with the SEC or any exchange on which our stock is listed, or failure to perform his or her duties as instructed by the Board.

The agreements have an initial term of two years, which terms are automatically extended for successive two-year terms unless either party gives written notice to the other not later than 90 days prior to the expiration of the then-current term.  Notwithstanding any non-extension notice given by the Company, if a Change of Control occurs during the term of the agreement, the agreement shall continue in effect through the second anniversary of the Change of Control.

Prior to their amendment in September 2010, the agreements for each of the Named Executive Officers, other than Mr. Smith, provided that, if any payment to one of the covered executives would be subject to any excise tax under Section 4999 of the Internal Revenue Code, a “gross-up” payment would be made to place the executive in the same net after-tax position as would have been the case if no excise tax had been payable.  Mr. Smith’s agreement does not contain this “gross-up” provision, and by amendments dated September 10, 2010, this provision was also eliminated from the agreements for Messrs. Hébert and Naughton and Ms. Buchanan.

Potential Payments Upon Termination or Change in Control

The following information and the “Estimated Payments on Termination or Change in Control” table below set forth the amount of payments to each of our Named Executive Officers, except Mr. Koch, in the event of (i) a termination of employment as a result of normal and early retirement, death or disability, (ii) voluntary termination by the Named Executive Officer, or termination by the Company for “Cause,” (iii) involuntary termination by the Company without “Cause,” or by the Executive for “Good Reason” prior to a change in control, (iv) termination without “Cause” or by the Executive for “Good Reason” following a change in control, or (v) a change of control without a termination of employment, all as if such event occurred on December 31, 2010.

As noted previously, Mr. Koch departed from Cal Dive effective August 25, 2010. In connection with his departure, and in accordance with the terms of his Severance and Change of Control Agreement, Mr. Koch was paid a cash severance payment of $550,000 and the vesting of 14,806 shares of restricted stock that had been granted to him in December 2009 was accelerated. The value of the shares that were received was $69,736, based on the closing price of our common stock on August 26, 2010.  The remaining 29,614 shares of restricted stock and all 44,420 performance share units granted to him in December 2009 were forfeited. He also received one year of continued health, disability and life insurance benefits, which had a value of $17,531.

As described above, at December 31, 2010, we had Severance and Change of Control Agreements with all of our Named Executive Officers.  We do not otherwise have any severance policy or arrangement that provides for payments to a Named Executive Officer in the event of a termination of employment except provisions contained in the agreements governing their equity incentive awards.

Assumptions and General Principles.  The following assumptions and general principles apply with respect to the following table and any termination of employment of a Named Executive Officer:

•	The amounts shown in the table below assume that the employment of each Named Executive Officer was terminated or the change of control occurred on December 31, 2010.

•
A Named Executive Officer is entitled to receive amounts earned during his term of employment regardless of the manner in which the Named Executive Officer’s employment is terminated.  These amounts include earned but as yet unpaid base salary and unused vacation pay through the date of termination.  These amounts are not shown in the table below because they are not severance payments.

•
In general, a Named Executive Officer must continue to be employed at the time of payment to be entitled to receive an annual cash bonus pursuant to our annual performance bonus plan.  In the event a termination occurs prior to that time, the Compensation Committee has discretion to award the Named Executive Officer an annual bonus payment that would approximate a prorated amount of the payment the Named Executive Officer would have received under the plan and takes into consideration the Named Executive Officer’s performance and contributions to achieving the performance criteria under the plan to the date of termination.  Discretionary annual cash bonuses are not typically awarded in the event of a voluntary termination or a termination for Cause.

•
Because we have assumed a December 31, 2010 termination date, our Compensation Committee has the discretion to pay each of the Named Executive Officers the amount of the annual cash bonus earned under the plan for 2010, except in cases of voluntary termination or termination for Cause, and this amount would ordinarily be paid in addition to any other severance payment due.  However, since no annual cash bonuses were paid for 2010 performance, no payment of 2010 bonuses is reflected in the tables below.

Normal and Early Retirement.  A Named Executive Officer is eligible to elect retirement at any age.  The Named Executive Officers are not entitled to any additional payments or benefits upon retirement other than (i) any amounts accrued and vested in such Named Executive Officer’s account under our 401(k) Plan, and (ii) any amounts accrued in such Named Executive Officer’s account under the Employee Stock Purchase Plan.  Any unvested stock options or restricted stock are typically forfeited upon retirement although the Compensation Committee has discretion to provide otherwise.  We are assuming for purposes of the table below that the Compensation Committee would accelerate the vesting of any unvested restricted stock of the Company.  The amounts set forth in the table for restricted stock reflect the number of shares of restricted stock for which vesting would accelerate multiplied by the $5.67 closing price of our common stock on December 31, 2010.  The performance share unit agreements provide that upon retirement (as defined in the agreement as retirement at or after the age of 55 with at least five years of service), the officer shall vest in a number of units determined by multiplying the number of units granted by a fraction, the numerator of which is the number of full months between the beginning of the performance period and the date of termination, and the denominator of which is 36.  Such units will then be paid out at the end of the performance period based on the level of achievement of the performance criteria for the entire performance period.  Although only Mr. Naughton currently meets the age and years of service requirements contained in the agreements, for purposes of the table below we have assumed that the Compensation Committee would exercise its discretion to accelerate the vesting of the performance share units for the other Named Executive Officers in accordance with the terms of the agreements.  With respect to the performance share units that were granted on December 9, 2010, the beginning of the performance period is January 1, 2011, therefore no units would vest upon a termination due to retirement on December 31, 2010.  However, with respect to the performance share units granted in December 2009, the information in the table below reflects one-third of the units granted for which we have assumed vesting would accelerate multiplied by the $5.67 closing price of Cal Dive’s common stock at December 31, 2010, representing target performance (the actual value would not be determined until the end of the performance period.)  The performance share unit agreements provide that the units will vest on retirement as noted above, but the payout is still based on the actual performance after the end of the performance period.  Thus, we are valuing the units based on the December 31, 2010 closing stock price, but that may not be the value ultimately received.

Death and Disability.  The Named Executive Officers are not entitled to any payments or benefits upon death, other than any proceeds under our life insurance benefits provided to all of our employees, for which the employees pay the premiums.   Likewise upon disability the Named Executive Officers are only entitled to such benefits as they may receive under our long term disability policy available to all employees.   Since these benefits are paid for by the executive and are no more favorable for the Named Executive Officers than for any other Company employee, no amounts are shown in the table below for these benefits.  All unvested stock options and restricted stock would be forfeited, unless accelerated in the discretion of the Compensation Committee.  We are assuming for purposes of the table below that the Compensation Committee would accelerate the vesting of any unvested restricted stock of the Company upon a termination due to death or disability on December 31, 2010.  The performance share units would vest upon a termination due to death or disability under the same formula as described above for a termination due to retirement.  Therefore, none of the units that were granted on December 9, 2010 would be vested upon a termination due to death or disability on December 31, 2010, but the table below assumes that one-third of the units granted in December 2009 would vest and we have assumed a unit value equivalent to the $5.67 closing price of our common stock on December 31, 2010 as above.

Voluntary Termination and Termination for Cause.  A Named Executive Officer is not entitled to receive any additional forms of severance payments or benefits upon his voluntary decision to terminate employment or upon termination for Cause.  All unvested stock options, restricted stock or performance share units would be forfeited.

Effect of Change of Control Without a Termination of Employment.  Pursuant to the terms of the agreements governing the awards of stock options and restricted stock to the Named Executive Officers, upon the occurrence of a change of control, all outstanding stock options will immediately vest and become exercisable, and the restrictions on all shares of restricted stock will immediately lapse.  With respect to the performance share units, for the units granted in December 2009, the officer will be deemed to have achieved the target level of performance and thus all units would vest at 100%.  However, for the units granted in December 2010, the amount paid with respect to the units will be based on the Company’s actual performance over an adjusted performance period ending on the effective date of the change of control.  As of December 31, 2010, no Named Executive Officer had any options to purchase Cal Dive stock.  The amounts set forth in the table for restricted stock reflect the number of shares of restricted stock for which vesting would accelerate multiplied by the $5.67 closing price of Cal Dive’s common stock on December 31, 2010.  The amounts set forth in the table for performance share units reflect the vesting of 100% of the units granted in December 2009 multiplied by the $5.67 closing price of our common stock on December 31, 2010.  Since the performance period for the units granted in December 2010 did not commence until January 1, 2011, no payout of such units is deemed to occur.  No other benefits are payable to our Named Executive Officers upon a change of control without a termination of employment.

Involuntary Termination Without Cause or Termination by Executive with Good Reason.  The Severance and Change of Control Agreements described above specify the benefits payable upon these terminations both before and after a change of control.  In calculating the severance benefits payable, the target bonus for 2010, rather than the actual amount paid is used.  The value of the accelerated restricted stock is calculated by multiplying the unvested shares that are to be accelerated by the $5.67 closing price of our common stock on December 31, 2010.  In the case of a termination prior to a change of control, the performance share unit award agreements provide that a payout will occur only if (i) the performance period for the units held is scheduled to end within 12 months of the termination of employment, and (ii) the performance measures are met such that a payout is due.  In such case, the officer would receive a payout for these units following the end of the performance period based on the Company’s performance.  Since the table below assumes a termination date of December 31, 2010 and the earliest granted units held by the Named Executive Officers have a performance period ending on December 31, 2012, no payout of any of the units granted in December 2009 or 2010 is deemed to occur under these circumstances.

ESTIMATED PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

	Q. Hébert	S. Naughton	B. Smith	L. Buchanan
Normal and Early Retirement, Death or Disability
Accelerated Cal Dive restricted stock	$3,331,539	$1,505,289	$697,728	$966,332
Accelerated performance share units	243,589	109,584	11,924	71,142
Total	$3,575,128	$1,614,873	$709,652	$1,037,474

Voluntary Termination and Termination for Cause
No payments	N/A	N/A	N/A	N/A
Total	N/A	N/A	N/A	N/A

Change in Control
Accelerated Cal Dive restricted stock	$3,331,539	$1,505,289	$697,728	$966,332
Accelerated performance share units	730,772	328,747	35,772	213,425
Total	$4,062,311	$1,834,036	$733,500	$1,179,757

Involuntary Termination without Cause or Termination by Executive with Good Reason prior to Change in Control
Cash severance payment	$1,104,000	$666,000	$551,000	$447,000
Accelerated Cal Dive restricted stock	1,289,392	584,016	238,809	372,547
Continued health, disability and life insurance benefits	12,243	5,237	1,834	8,305
Total	$2,405,653	$1,255,253	$791,643	$827,852

Involuntary Termination without Cause or Termination by Executive with Good Reason following Change in Control
Cash severance payment	$3,300,960	$1,332,000	$1,102,000	$894,000
Accelerated Cal Dive restricted stock	3,331,539	1,505,289	697,728	966,332
Accelerated performance share units	730,772	328,747	35,772	213,424
Continued health, disability and life insurance benefits	24,486	10,474	3,668	16,610
Total	$7,387,757	$3,176,510	$1,839,168	$2,090,366

PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE
OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the rules of the Securities and Exchange Commission. This vote is not intended to address any specific item of compensation but rather the overall compensation of our Named Executive Officers and our compensation philosophy and practices as disclosed under the “Executive Compensation” section of this Proxy Statement. This disclosure includes the CD&A and the compensation tables and accompanying narrative disclosures. Stockholders are asked to vote on the following resolution:

RESOLVED, that the stockholders of Cal Dive International, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Proxy Statement for the Company’s 2011 annual meeting of stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission, including the CD&A, compensation tables and narrative disclosures.

We understand that executive compensation is an important matter for our stockholders. Our core executive compensation philosophy and practice continue to be based on pay-for-performance, and we believe that our compensation program is strongly aligned with the long-term interests of our stockholders. In considering how to vote on this proposal, we encourage you to review all the relevant information in this Proxy Statement – our CD&A (including its Executive Summary), the compensation tables, and the rest of the narrative disclosures regarding our executive compensation program.

While this advisory vote, commonly referred to as a “say-on-pay” vote, is not binding, our Board and the Compensation Committee value the opinion of our stockholders and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers. We invite stockholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “Stockholder Communications with the Board.”

Approval of this proposal requires the affirmative vote of at least a majority of the votes cast at the Annual Meeting. See “General Information about the Annual Meeting and Voting.”

Our Board unanimously recommends that you vote to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement by voting FOR this proposal.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act also provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our Named Executive Officers as disclosed in accordance with the compensation disclosure rules of the Securities and Exchange Commission, which we refer to as an advisory vote on executive compensation. By voting with respect to this proposal, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

Our Board has determined that an advisory vote on executive compensation that occurs once every three years is the most appropriate alternative for the Company and therefore our Board recommends that you vote for a three-year interval for the advisory vote on executive compensation. We believe that a vote every three years reflects the appropriate time frame for the Compensation Committee and our Board of Directors to evaluate the results of the most recent advisory vote on executive compensation, to discuss the implications of that vote with stockholders to the extent needed and to develop and implement any adjustments to our executive compensation programs that may be appropriate in light of a past advisory vote on executive compensation. In determining to recommend that stockholders vote for a frequency of once every three years, the Board considered how an advisory vote at this frequency will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short term variations in compensation and business results. An advisory vote occurring once every three years will also permit our stockholders to observe and evaluate the impact of any changes to our executive compensation policies and practices which have occurred since the last advisory vote on executive compensation, including changes made in response to the outcome of a prior advisory vote on executive compensation. We will continue to engage with our stockholders regarding our executive compensation program during the period between advisory votes on executive compensation. We view the advisory vote on executive compensation as an additional, but not exclusive, opportunity for our stockholders to communicate with us regarding their views on our executive compensation programs.

This vote is advisory and not binding on us or our Board in any way. Our Board and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation. Our Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholders.

Because this advisory vote has three possible substantive responses (every one year, every two years, or every three years), we will consider stockholders to have “approved” the frequency selected by a plurality of the votes cast.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

Our Board unanimously recommends that you vote EVERY THREE YEARS, on an advisory basis, for the frequency of the advisory vote on the compensation of our Named Executive Officers.

CERTAIN TRANSACTIONS

Mr. Kratz, one member of our six-member Board of Directors is an executive officer and director of Helix, and Mr. Transier, another of our directors also serves as a director of Helix.  Prior to December 2006, we were wholly-owned by Helix.  At December 31, 2010, Helix owned 500,000 shares, or less than 1%, of our common stock; however, we continue to have material business transactions with Helix in the ordinary course of business.

In contemplation of our December 2006 initial public offering, we entered into several agreements with Helix addressing the rights and obligations of each respective company, including a Master Agreement, a Corporate Services Agreement, an Employee Matters Agreement, a Registration Rights Agreement and a Tax Matters Agreement.  Once, Helix ceased to own a significant percentage of our common stock most, but not all, of the rights and obligations contained in these agreements were eliminated.  The Master Agreement, the Corporate Service Agreement and the Employee Matters Agreement have been terminated.

Pursuant to the Tax Matters Agreement, Helix is generally responsible for all federal, state, local and foreign income taxes that are attributable to us for all tax periods ending on or before the initial public offering; we are generally responsible for all such taxes beginning after the initial public offering. In addition, the agreement provides that for a period of up to ten years from our December 2006 initial public offering, we are required to make aggregate payments to Helix equal to 90% of tax benefits derived by us from tax basis adjustments resulting from the taxable gain recognized by Helix as a result of the distributions made to Helix as part of the initial public offering transaction, which amount was agreed to be approximately $11.3 million. As of December 31, 2010, the current and long-term tax benefits payable to Helix were $1.0 million and $0.7 million, respectively.  The reduction in Helix’s percentage ownership had no effect on this obligation.

Pursuant to the Registration Rights Agreement, we agreed to provide Helix with registration rights relating to the shares of our common stock held by them, and, pursuant to a request made by Helix under its “demand” registration rights, on December 18, 2007 we filed a shelf registration statement on Form S-3 to register for re-sale all of the shares of our common stock held by Helix.  The two secondary public offerings through which Helix sold shares of our common stock in 2009 were completed pursuant to this shelf registration statement.  Helix retains the right to dispose of its remaining shares of our common stock either pursuant to the effective shelf registration statement we filed on Form S-3 or pursuant to its piggy-back registration rights granted under the Registration Rights Agreement.

In the ordinary course of business, we provided marine contracting services to Helix and recognized revenues of $14.6 million in 2010. Helix provided remotely operated vehicle services to us and we recognized operating expenses of $9.2 million in 2010.  These services were performed at prevailing market rates.

Including the current tax benefit payable to Helix resulting from a tax step-up benefit, noted above, net amounts payable to and receivable from Helix are settled with cash periodically.  During 2010, we paid Helix $1.3 million to settle the amounts payable to Helix.  At December 31, 2010 the net current amount due to Helix was $0.1 million.

All of these agreements were entered into at a time when we were a wholly-owned subsidiary of Helix.

The Board has adopted policies and procedures with respect to related party transactions, which provide that any transaction, arrangement or relationship in which the Company is or will be a participant and in which a director, executive officer or other related person has or will have a direct or indirect interest, with limited exceptions, must be reviewed and approved, or ratified, by the Audit Committee.  Any such related party transactions will only be approved or ratified if the Audit Committee determines that such transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders.  The Audit Committee will also, on an annual basis, review and assess ongoing relationships with each related person to ensure that they continue to be in compliance with such policy.  A copy of this policy is posted on our website at www.caldive.com under Corporate Governance.

Section 16(a) Beneficial Ownership Reporting Compliance.

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission reports of ownership and changes in ownership of our common stock. Directors, executive officers and greater than ten percent stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of these reports furnished to us, all reports required to be filed pursuant to Section 16(a) of the Exchange Act for the fiscal year ended December 31, 2010 were filed on a timely basis.

EQUITY COMPENSATION PLAN INFORMATION

The table below provides information relating to our equity compensation plans as of December 31, 2010:

	Number of Securities
	to Be Issued upon		Weighted-Average		Number of Securities
	Exercise of Outstanding		Exercise Price of		Remaining Available
	Options, Warrants		Outstanding Options,		for Future Issuance under
Plan Category	and Rights		Warrants and Rights		Compensation Plans
Equity compensation plans approved by security holders:
Amended and Restated 2006 Long Term Incentive Plan (1) (2)	913,293	(3)	$10.06	(3)	2,817,041	(4)
Employee Stock Purchase Plan (5) (6)	—		—		72,244	(6)
Equity compensation plans not approved by security holders:	—		—		—
Total	913,293		$10.06		2,889,285
____________________________
(1)
The 2006 Plan, which was approved by our stockholders at our 2007 Annual Meeting, provides that we may grant up to 9,000,000 shares of our common stock in the form of options, restricted stock or restricted stock units subject to the terms and conditions of the 2006 Plan.

(2)
As of December 31, 2010, there were 72,800 options, and 5,269,666 shares of restricted stock, granted under the 2006 Plan.  In addition, there were 840,493 performance share units granted under the 2006 Plan.

(3)
Includes (i) 72,800 options issued upon conversion of options to acquire Horizon common stock in connection with our acquisition of Horizon in accordance with a conversion formula set forth in the merger agreement, net of forfeitures and options expired in accordance with their terms, and (ii) 840,493 performance share units.  Each performance share unit represents a contingent right to receive the cash value of one share of our common stock dependent upon our total stockholder return relative to a peer group of companies over a three-year performance period.  The awards are payable in cash unless the Compensation Committee determines to pay in stock.  A maximum of 200% of the number of performance shares granted may be earned if performance at the maximum level is achieved.

(4)
All of the shares reported are available for grant as options, restricted stock or restricted stock units.  Between December 31, 2010 and the record date, March 11, 2011, no new options were issued, no new restricted stock units were issued, 15,947 shares of restricted stock were awarded pursuant to the 2006 Plan, and 87,141 shares of restricted stock were forfeited upon terminations of employment or withheld to pay taxes upon vesting, resulting in 2,888,235 shares remaining available for issuance under the 2006 Plan as of March 11, 2011.

(5)	The Employee Stock Purchase Plan (ESPP) was approved by Helix when Helix was our sole stockholder. We may issue a total of 1,500,000 shares under the ESPP.

(6)
In January 2010, we issued 282,831 shares of common stock to our employees under the ESPP for the subscription period that ended on December 31, 2009.  We then suspended the plan indefinitely. Thus, as of December 2010, there are 72,244 shares remaining available for issuance under the ESPP.

REPORT OF THE AUDIT COMMITTEE

Management has the primary responsibilities for the financial statements and the accounting and financial reporting processes, including the Company’s system of disclosure controls and procedures and internal control over financial reporting.  The Audit Committee oversees the Company’s accounting and financial reporting processes and the audit of our financial statements on behalf of the Board.

In this context, the Audit Committee has met and held discussions with management and the Company’s internal auditors and Ernst & Young LLP, the Company’s independent registered public accounting firm.  Management represented to the Audit Committee that the Company’s audited financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company as of and for the periods presented in the financial statements.  The Audit Committee has reviewed and discussed the audited financial statements with management and Ernst & Young LLP.  The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T.

In addition, the Audit Committee has discussed with Ernst & Young LLP such firm’s independence from the Company and management, including the matters in the written disclosures received from such firm to the Audit Committee regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence.  Ernst & Young LLP has represented to the Company that they are independent under applicable rules of the Securities and Exchange Commission.

The Audit Committee has discussed with the internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits.  The Audit Committee has met with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls over financial reporting and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the consolidated audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:
Todd A. Dittmann, Chairman
William L. Transier
John T. Mills

PROPOSAL 4:   RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR YEAR ENDING DECEMBER 31, 2011

Ernst & Young LLP has served as our independent registered public accounting firm providing auditing and financial services since their engagement in fiscal 2006.  Our Board of Directors has ratified the decision of the Audit Committee to appoint Ernst & Young LLP to serve as the independent registered public accounting firm to audit our financial statements for the year ending December 31, 2011.  Although we are not required to seek stockholder approval of this appointment, we have decided to do so.  No determination has been made as to what action the Audit Committee and the Board of Directors would take if our stockholders fail to ratify the appointment.  Even if the appointment is ratified, the Audit Committee retains discretion to appoint a new independent registered public accounting firm at any time if the Audit Committee concludes such a change would be in the best interests of the Company.  We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fee Information

Fees for professional services provided by our independent registered public accounting firm for the last two fiscal years in each of the following categories are:

	2010	2009
Audit Fees(1)	$1,407,418	$1,701,411
Audit-Related Fees(2)	157,520	23,000
Tax Fees	55,000	28,181
All Other Fees	—	—
Total	$1,619,938	$1,752,592
____________________________
(1)
Audit fees consist of professional services rendered for the audit of the Company’s annual consolidated financial statements.  For 2009, audit fees included $220,000 for comfort letter procedures incurred in conjunction with Helix’s secondary offerings of our common stock, for which the Company was reimbursed by Helix.

(2)
For 2010, audit-related fees included $155,000 for procedures related to our goodwill and fixed asset impairments carried out in conjunction with the audit of our consolidated financial statements.  For 2009, audit-related fees relate to various agreed-upon procedures.

_______________________

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted procedures for pre-approving certain audit and permissible non-audit services provided by the independent registered public accounting firm. These procedures include reviewing a budget for audit and permissible non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of audit and permissible non-audit services that are recurring in nature and therefore anticipated at the time the budget is submitted. Audit Committee approval is required to exceed the budget amount for a particular category of audit or permissible non-audit services and to engage the independent registered public accounting firm for any audit or permissible non-audit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the Securities and Exchange Commission rules on auditor independence. The Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee. None of the fees paid for services in 2010 were for services approved by the Audit Committee pursuant to the de minimis exception in paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

Recommendation and Vote Required

Our Board of Directors recommends that stockholders vote “FOR” the ratification of the decision of our Audit Committee to appoint Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011.  The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise.  Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of our common stock present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting.  Because abstentions are counted as present for purposes of the vote on this matter but are not votes “FOR” this proposal, they will have the same effect as votes “AGAINST” this proposal.

OTHER INFORMATION

Proposals and Director Nominations for 2012 Stockholders’ Meeting

Under Rule 14a-8 under the Exchange Act, in order for a stockholder proposal to be considered for inclusion in our Proxy Statement for the 2012 Annual Meeting, it must be in writing and received by the Corporate Secretary at our offices no later than November 25, 2011. The proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

In addition, our By-laws permit stockholders to propose business to be considered and nominate directors for election at an annual stockholder meeting. To propose business or nominate a director, the stockholder must deliver a notice to the Corporate Secretary.  In the case of a nomination of a director, the notice must set forth the name of the nominee and all information required to be disclosed in solicitations of proxies or otherwise required pursuant to Regulation 14A under the Exchange Act together with the nominee’s written consent to serve as a director if elected.  In the case of any other business that the stockholder proposes to bring before the meeting, the notice must include a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business by the stockholder proposing it.  The stockholder providing such nomination or proposing business to be considered at the meeting must provide his or her name and address and class and number of voting securities held by such stockholder.  Such stockholder must be a stockholder of record on the record date for the meeting and on the day the notice of the meeting is given.  In addition, the stockholder must give timely notice of such nomination or other business to the Corporate Secretary of Cal Dive no earlier than January 11, 2012 nor later than February 10, 2012.  A copy of the By-laws is available from the Corporate Secretary.

All submissions to, or requests from, the Corporate Secretary should be made to our principal offices at 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.

Other

The Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjournment thereof, the proxies will vote on that business in accordance with their best judgment.

By Order of the Board of Directors

Lisa M. Buchanan
Corporate Secretary
Cal Dive International, Inc.

DIRECTIONS TO 2011 ANNUAL MEETING

2500 CityWest Boulevard
Houston, Texas 77042
(Corner of Westheimer and CityWest)

The Meeting will be held in the large conference room
in the basement of the building.

BUSH—
INTERCONTINENTAL
AIRPORT
J.F.K. Blvd.
Beltway 8
I-45
Hardy Tollroad
US 59
US 290
Loop 610
US 90
I-10
I-45
I-10
Memorial
Woodway
Briarforest
Westheimer
DOWNTOWN
HOUSTON
US 59
Cal Dive International
Beltway 8
TX 225
Loop 610
Broadway
I-45
S. MAIN
TX 288
Airport
TX 35
HOBBY
AIRPORT
Beltway 8

From Bush Intercontinental Airport to Cal Dive
From the airport traffic circle at the entrance, turn right (south)
onto JFK Blvd toward Beltway 8.
Turn right (west) onto Beltway 8 (expect to pay tolls).
Stay on Beltway 8 W (it becomes Sam Houston Tollway W).
Take the Westheimer Rd exit and turn right on Westheimer.
Turn right at the second street, which is CityWest Blvd.
Turn left into the plaza around the fountain in front of building and drive into the visitor parking garage.

From Hobby Airport to Cal Dive
From the airport traffic circle at the entrance, turn left (west)
onto Airport Blvd toward Telephone Rd (Hwy 35).
Turn left (south) onto Telephone Rd (Hwy 35)
Turn right (west) onto Sam Houston Tollway/Beltway 8.
Take the Westheimer Rd exit and turn left on Westheimer.
Turn right at the second street, which is CityWest Blvd.
Turn left into the plaza around the fountain in front of building and drive into the visitor parking garage.

From Downtown Houston to Cal Dive
Take I-10 West toward San Antonio.
Take the Sam Houston Tollway South Exit (Exit 756B)
and continue on Sam Houston Tollway S.
Take the Westheimer Rd exit and turn right on Westheimer.
Turn right at the second street, which is CityWest Blvd.
Turn left into the plaza around the fountain in front of building and drive into the visitor parking garage.

CAL DIVE INTERNATIONAL, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 10, 2011

2500 CityWest Boulevard
Houston, TX  77042

Cal Dive International, Inc. 2500 CityWest Boulevard Houston, TX 77042	proxy

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting on May 10, 2011.

The undersigned, having duly received the Notice of Annual Meeting of Stockholders and the Proxy Statement, dated March 25, 2011, hereby appoints Brent D. Smith and Lisa Manget Buchanan as Proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all shares of common stock of Cal Dive International, Inc. held of record by the undersigned on March 11, 2011 at the 2011 Annual Meeting of Stockholders to be held on May 10, 2011 at 9:00 a.m. at the corporate offices of Cal Dive International, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042, and any adjournments thereof.

(Please see reverse side for voting instructions.)

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
COMPANY #

Vote by Internet, Telephone or Mail
24 hours a day, 7 days a week

Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if
you marked, signed and returned your proxy card.

:	INTERNET - www.eproxy.com/dvr Use the Internet to vote your proxy until 12:00 noon (Central Daylight Time) on May 9, 2011.
(	PHONE - 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 noon (Central Daylight Time) on May 9, 2011.
*	Mail - Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

 TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 4 and for “EVERY THREE YEARS” in Proposal 3

1.	To elect two “Class II” directors of the Company with terms expiring in 2014:
	01	William L. Transier	02	John T. Mills	☐	FOR all “Class II” nominees (except as indicated below)	☐	WITHHOLD AUTHORITY from ALL nominees

(INSTRUCTION: To WITHHOLD AUTHORITY to vote for any individual nominee, write that person’s name in the box provided to the right.)

2.	To approve, on an advisory basis, the compensation of our Named Executive Officers.			☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	To approve, on an advisory basis, the frequency of an advisory vote on the compensation of our Named Executive Officers.	☐	1 Year	☐	2 Years	☐	3 Years	☐	ABSTAIN

4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011.			☐	FOR	☐	AGAINST	☐	ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE PROXY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED AS THE BOARD RECOMMENDS.

Dated:

Signature(s) in Box

Please sign exactly as the name appears on this Proxy. If held by joint tenants, both should sign. Attorneys, executors, administrators, trustees or guardians should give full title as such. Corporations should provide full corporation name and title of authorized officer.